Exhibit 10.1

Execution Version

LOSS PROTECTION AGREEMENT

dated

9 June 2023

between

THE SWISS CONFEDERATION

and

UBS GROUP AG

regarding

a loss protection guarantee in accordance with article 14a of the

Federal Additional Liquidity Ordinance

9.	Drawdown			25
	9.1	Undertaking to pay		25
	9.2	Drawdown and FINMA Confirmation		25
	9.3	Payment of Guaranteed Amount		26

10.	Asset Management			26
	10.1	Asset Management Principles		26
	10.2	Hedging		27
	10.3	Compliance with Underlying Documentation		28
	10.4	Asset Management Framework and Conflicts Management Policy		28
		10.4.1	Establishment of Asset Management Framework and Conflicts Management Policy	28
		10.4.2	Content of Asset Management Framework	29
		10.4.3	Content and application of Conflicts Management Policy	29
		10.4.4	Review of Asset Management Framework and Conflicts Management Policy	30
		10.4.5	Arm’s length undertaking	30

11.	Transfer of Asset Management Responsibilities			30

12.	Restricted Conduct			31

13.	Monitoring			31

14.	Information undertakings / reporting			32
	14.1	General information obligations		32
	14.2	Quarterly reporting		33
		14.2.1	Preparation and delivery of Quarterly Statements	33
		14.2.2	Initial Quarterly Statement	33
		14.2.3	QS Compliance	33
		14.2.4	Contents of Quarterly Statements and Quarterly Statements Data	33
		14.2.5	Corrections	35
	14.3	Requested Reports		35
	14.4	Notification Reports		37
	14.5	Format of Information and Information Procedures		37
	14.6	Obligation to disclose		38
	14.7	Continuing obligations		38

15.	Assurance plan			39

16.	Audit and investigation rights of the Confederation			39
	16.1	General audit and investigation rights		39
	16.2	Appointment of Monitors		41

17.	Governance			41
	17.1	Establishment of NCL Unit		41
	17.2	Establishment of Policies		42
	17.3	Governance and Organisation of NCL Unit		42
	17.4	Enhanced Oversight		42
	17.5	Adoption of further Policies; Modifications to Asset Management Framework and
		Policies		43

18.	Organisational Requirements			44
	18.1	Sufficient resources for NCL Unit		44
	18.2	Right of intervention		44

19.	REMUNERATION			44

20.	Representations			45
	20.1	Initial Representations		45
		20.1.1	Status	45
		20.1.2	Binding obligations	45
		20.1.3	Non-conflict with other obligations	45
		20.1.4	Power and authority	45
		20.1.5	Authorisations	45
	20.2	Repeating Representations		46

21.	Fees, Costs and Expenses			46
	21.1	Guarantee fees		46
	21.2	Costs and Expenses		48
		21.2.1	Costs of UBS	48
		21.2.2	Costs of FINMA and additional costs of the Confederation	48

22.	Termination			49
	22.1	Termination Event		49
	22.2	Partial termination		50
	22.3	Full termination		50
	22.4	Voluntary termination by UBS		50

23.	Default Interest			51

24.	Remedies and waivers			51

25.	Dispute resolution			52
	25.1	Notice, internal escalation and resolution among Parties		52
	25.2	Submission to Expert		52
	25.3	Expert determination		53
	25.4	Inability to resolve Expert Question		54
	25.5	Privileged Information		54
	25.6	Court proceedings and other urgency measures reserved		54

26.	Value added taxes			54

27.	Reservation of rights and obligations			55

28.	Confirmation of effectiveness			55

29.	Nature of Parties’ rights and obligations			55

30.	Payment mechanics			55
	30.1	Currency of account		55
	30.2	No set-off		55
	30.3	Business Days		55
	30.4	Accounts		56

31.	Assignments and transfers			56

32.	Confidential Information			56
	32.1	Confidentiality		56
		32.1.1	Confidentiality and limits on use	56
		32.1.2	Non-confidential information	57
		32.1.3	Required disclosure	57
		32.1.4	Securities and other applicable laws and confidentiality obligations	58

	32.2	Miscellaneous		58
		32.2.1	No rights conferred	58
		32.2.2	Third party rights	59
		32.2.3	No waiver of privilege	59
		32.2.4	Entire agreement	59
		32.2.5	Continuing obligations	59

33.	Data Protection			59

34.	Notices and communication			61
	34.1	Notices and declarations in writing or text form		61
	34.2	Language		61
	34.3	Addresses		61
	34.4	Delivery		62

35.	Publicity			62

36.	Independent advice			62

37.	Partial invalidity			63

38.	Entire Agreement and Conflicts			63

39.	Amendments and waivers			63

40.	Counterparts and conclusion of contract			64

41.	Governing law			64

42.	Jurisdiction			64

Signatures				82

THIS LOSS PROTECTION AGREEMENT is dated on the date stated at the beginning of this Agreement, effective as of the Effective Date and made between:

(A)	THE SWISS CONFEDERATION, represented by the Federal Department of Finance, Bundesgasse 3, 3003 Berne, Switzerland (“Confederation”); and

(B)

UBS GROUP AG, a stock corporation (Aktiengesellschaft) incorporated in Switzerland with registered number CHE-395.345.924, whose registered office is at Bahnhofstrasse 45, 8001 Zurich, Switzerland (“UBS”)

(the Confederation and UBS each a “Party” and collectively the “Parties”).

WHEREAS:

(1)

Pursuant to article 14a of the Federal Additional Liquidity Ordinance, the Confederation may grant a loss protection guarantee (Garantie zur Verlustabsicherung abzuwickelnder Aktiven der übernommenen Bank) to the acquiring bank in connection with transactions pursuant to the Swiss Merger Act between banks supervised by the Swiss Financial Market Supervisory Authority (FINMA) which are systemically important or part of a systemically important financial group in accordance with article 7 of the Banking Act and which have international operations.

(2)

On 19 March 2023, on the basis of confirmations from the representatives of the Swiss Government, FINMA and the Swiss National Bank (SNB) that appropriate stabilisation and other measures would be taken in connection with the merger, UBS and Credit Suisse Group AG entered into a merger agreement with UBS as acquiring entity, as the same was subsequently amended on 6 April 2023 and 22 May 2023 (“Merger”). The confirmations from the representatives of the Swiss Government included a commitment to grant a loss protection guarantee to UBS pursuant to the Federal Additional Liquidity Ordinance.

(3)

As background to the entering into this Agreement, UBS acknowledges and understands, at the date hereof and without compromising in any way its legal and regulatory obligations, including its fiduciary duties to and the rights / interests of its shareholders, the significance of (i) the enlarged UBS Group to the importance of Switzerland as a financial centre whose development it has an intention to support and (ii) having its headquarters in Switzerland and confirms its intention of keeping its headquarters in Switzerland during the term of the Loss Protection Guarantee.

(4)

On the basis of its commitment made on 19 March 2023, the Confederation wishes to grant a loss protection guarantee to UBS pursuant to article 14a of the Federal Additional Liquidity Ordinance in accordance with and subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

PART I

GENERAL PROVISIONS

1.	DEFINITIONS, INTERPRETATION AND CALCULATION OF TIME PERIODS

1.1	Definitions

Words defined in Schedule 1 (Definitions Schedule), as the same may be further amended, restated, varied, supplemented and/or replaced from time to time with the written consent (email suffices) of the Parties shall, except as indicated otherwise herein or as far as the context otherwise requires, have the same meaning throughout this Agreement.

1.2	Interpretation

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the LPG Documents;

(ii)	a Covered Asset shall be construed so as to also include a reference to a group of Covered Assets;

(iii)

the Confederation includes, in particular, without limititation, the SFAO for the purposes of information, audit and similar rights as well as cost reimbursement obligations of UBS under this Agreement;

(iv)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Confederation and UBS;

(v)

an LPG Document or any other agreement or instrument is a reference to that LPG Document or other agreement or instrument as amended, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced;

(vi)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)

a regulation includes any regulation, rule, official directive, decree, ruling or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)

a provision of law is a reference to that provision as amended or re-enacted (including, with respect to the Federal Additional Liquidity Ordinance, any replacement or successor statute, ordinance, regulation or other law enacted by the Confederation or any Government Entity); and

(ix)	a time of day is a reference to Swiss time.

(b)

A breach, default or Termination Event is “continuing” if it has not been waived by the Confederation (and, for the avoidance of doubt, any default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information or to take any other action within a time period prescribed in an LPG Document shall no longer be continuing upon performance of such obligation even though such performance is not within the prescribed period specified in any LPG Document).

(c)

Unless a contrary indication appears, a term used in any other LPG Document or in any notice given under or in connection with any LPG Document has the same meaning in that LPG Document or notice as in this Agreement.

(d)

Unless otherwise stipulated in this Agreement, where this Agreement provides for several rights of a Party based on the occurrence of certain events, that Party shall be free to decide which rights it wants to exercise (and exercising any of such rights shall not be construed as a waiver of any other right under or in connection with this Agreement).

(e)

If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in parentheses and/or italics, the respective German terms alone and not the English ones shall be authoritative for the interpretation of the respective provisions and, therefore, shall prevail.

(f)

Any reference in this Agreement to UBS’ or its Representatives’ confidentiality obligations shall only include confidentiality obligations which are not overriden or displaced by applicable Swiss banking or supervisory laws.

(g)	Any provision of this Agreement shall be interpreted so as to comply with Applicable Law, in particular with the Federal Additional Liquidity Ordinance.

1.3	Calculation of time periods

In this Agreement, in respect of the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to and including”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

2.	LOSS PROTECTION GUARANTEE PRINCIPLES

2.1	General

(a)	The LPG Principles are intended to serve for context and interpretational purposes only. They intentionally do not use terms defined elsewhere in this Agreement.

(b)	In the event of any inconsistency between the other terms and conditions set forth in this Agreement and the LPG Principles, those other terms and conditions shall prevail.

(c)

In the event of a dispute regarding the construction of this Agreement, the Parties and any competent court or Expert shall have regard to the LPG Principles in seeking to construe any relevant provisions of this Agreement and to ascertain the common intention of the Parties.

2.2	LPG Principles

The key principles that apply for the Loss Protection Guarantee (“LPG Principles”) are the following:

2.2.1	Main principle

The Confederation is supporting UBS by granting a loss protection guarantee in the amount of up to CHF 9,000,000,000 for certain assets acquired by UBS by way of its merger with CSG. UBS will apply diligent and prudent asset and risk management principles bearing in mind its own circumstances and the interests of the Confederation in order to minimise losses.

2.2.2	Covered assets

(a)

Generally, UBS shall be protected under this loss protection guarantee against losses arising from certain assets and exposures of CSG that are considered non-core by UBS and require tail risk protection that was difficult to assess at the time of the agreement on the merger between UBS and CSG.

(b)

Coverage will be provided in respect of qualified covered entities and for a pre-defined static perimeter of assets and exposures (“covered assets”) which are clearly, transparently and unambiguously identified and determined (line-by-line) on the signing date in the asset pool schedule, it being understood that certain limited covered assets are dynamic in nature. In the asset pool schedule, each covered asset is allocated to one “covered asset class”. Such identification and allocation affects the treatment of covered assets under this loss protection guarantee and should not be subject to adverse selection to the disadvantage of either party.

2.2.3	Initial valuation and financial projections

The initial valuation of each covered asset shall be equal to the value as represented in UBS’ accounts as per the valuation date reflecting their market value following accounting principles and market valuation standards. Any losses on the covered assets realised or unrealised before such date are borne by UBS and are not part of the shared loss amount. Any existing provisions or valuation reserves will be allocated to the relevant covered asset. The parties will agree on a business plan for the realisation of the covered assets with transparent financial loss projections, it being understood that the agreement on a business plan shall not be a condition precedent to UBS realising the covered assets.

2.2.4	Losses

(a)

This loss protection guarantee shall only cover final financial loss in value of the covered assets and exposures in the future after the valuation date which loss is realised during the term of this loss protection guarantee.

(b)

Except for reasonable legal recovery, hedging and realisation costs for covered assets, no costs, including, without limitation, operational and funding costs shall be covered under this loss protection guarantee.

(c)	There must be no double-counting of elements for the purpose of the calculation of losses.

2.2.5	Asset management

UBS shall carefully, diligently and prudently manage and administer the covered assets in a commercially sensible manner. UBS shall apply due care in accordance with its own standards and good industry practice.

2.2.6	Realisations and loss share

(a)

UBS shall realise the covered assets within a reasonable time frame with a view to preserving value, whereby the losses incurred in the realisation of each covered asset shall be minimised and the proceeds from the realisation of the covered assets shall be maximised, taking into account the principle set out in Clause 2.2.8.

(b)

If the realisation of all covered assets results in a net loss, the first loss in the amount of CHF 5,000,000,000 (in words: five billion Swiss francs) shall be borne by UBS. The Confederation shall bear the amount of any subsequent losses (if any) up to (and capped at) an amount of CHF 9,000,000,000 (in words: nine billion Swiss francs).

2.2.7	Governance

(a)

The governance for the management and realisation of the covered assets shall provide for incentives for UBS to (i) preserve the value of the covered assets, maximise realisation proceeds as well as minimise losses, taking into account the principle set out in Clause 2.2.8, and (ii) fostering the implementation of the principles of this loss protection guarantee.

(b)

Subject to any secrecy or confidentiality obligations of UBS which are not overriden or displaced by Swiss Applicable Law, the Confederation (including the SFAO) shall have comprehensive information, audit and investigation rights to protect its interests.

2.2.8	Commercial sensibility

The parties acknowledge that UBS incurs, and has to bear, operational and funding costs for holding and managing the covered assets in order to preserve their value, in connection with realisations and related to governance, and that in the determination and interpretation of UBS’ obligations under this agreement these costs shall reasonably be taken into account in view of the purpose and importance of the respective obligation and the size and nature of the loss protection guarantee.

2.2.9	Guarantee fees

The value of the guarantee and the risks and costs assumed by the Confederation shall be adequately compensated by UBS through guarantee fees.

PART II

LOSS PROTECTION GUARANTEE

3.	EFFECTIVENESS

(a)

This Agreement shall become effective and binding on the Parties upon (x) receipt by the Confederation (or the waiver by the Confederation of the requirement to receive) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) and (y) receipt by UBS (or the waiver by UBS of the requirement to receive) all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) (the date of the fulfilment of these requirements, “Effective Date”). Each Party shall notify the other Party promptly upon receipt of the relevant documents and evidence, such notification to constitute confirmation of fulfilment of the relevant conditions precedent.

(b)	Before the Effective Date, this Agreement shall have no effect.

4.	COVERED ASSETS

4.1	Identification and determination of Covered Assets

4.1.1	Identification

(a)

The “Asset Pool” includes (i) the assets and exposures as specified, individualised and listed in Schedule 3 (Asset Pool Schedule) (“Asset Pool Schedule”) and (ii) any Closely Related Hedges. The Asset Pool Schedule shall specify to which Portfolio the relevant asset or exposure as well as any Closely Related Hedge belongs.

(b)

Within 90 days after the Closing Date, both Parties shall further review the Asset Pool Schedule in order to identify any data quality issues and, on the basis of such review, discuss in good faith whether any assets or exposures should to be added to or removed from the Asset Pool Schedule or be allocated to a different Portfolio within the Asset Pool Schedule. Any such addition, removal or allocation shall be subject to an agreement among the Parties evidenced by a written instrument. Any references in this Agreement to “Asset Pool Schedule” shall be references to the Asset Pool Schedule taking into account any additions, removals or allocations made in accordance with this paragraph (b).

(c)	No asset or exposure held by any Group Company at any time that is not identified as being part of the Asset Pool in accordance with paragraph (a) or paragraph (b) shall be part of the Asset Pool.

4.1.2	Non-Covered Assets

(a)	Asset Exclusion Criteria

Notwithstanding anything to the contrary set forth in any LPG Document (including, without limitation, the inclusion of any asset or exposure in the Asset Pool Schedule), any asset or exposure, including, without limitation, any Closely Related Hedge, meeting at any given point in time any one or more of the following criteria (“Asset Exclusion Criteria”) is permanently excluded from the Asset Pool (each such asset or exposure, a “Non-Covered Asset”):

(i)	it was not Economically Owned by one or more Covered Entities on 31 March 2023 and on the Closing Date;

(ii)	it has not been Economically Owned by one or more Covered Entities at any point in time from the Closing Date until the respective Realisation Date;

(iii)

any Counterparty of which is, or is Controlled by, a Covered Entity or a Group Company at any point in time from the Signing Date until the respective Realisation Date (unless any such Covered Entity is a Counterparty to a Hedge as identified in the Asset Pool or as may be entered into from time to time in accordance with the Hedging Policy);

(iv)	any Counterparty of which is, or is Controlled by, at the Closing Date, an Excluded Person;

(v)

subject to the procedure set out in paragraph (c) below, it does not comply with all Applicable Laws in all material respects or has, following the Closing Date, not been marketed or distributed by any Group Company in all material respects in accordance with Applicable Laws;

(vi)	it is an asset or exposure listed in or meeting the criteria set forth in Schedule 5 (Excluded Assets);

(vii)	it relates to Litigation, except for Permitted Litigation; or

(viii)	it is deemed to be a Non-Covered Asset by operation of any other applicable provision of this Agreement.

(b)	If an Asset Exclusion Criterion applies with respect to only part of a Covered Asset, then that otherwise Covered Asset as a whole shall be deemed to be a Non-Covered Asset.

(c)

If UBS or any other Group Company becomes aware that a Covered Asset does not comply with all Applicable Laws in all material respects, UBS shall notify the Confederation promptly upon becoming aware and the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on the further treatment of that Covered Asset as Covered Asset or as Non-Covered Asset. In case the Parties disagree whether or not any relevant non-compliance is material, the procedure pursuant to Clause 25 shall apply.

(d)

UBS may, at any time, exclude particular Covered Assets from the pool of Covered Assets by delivery of a notice to the Confederation to that effect which includes a confirmation that in UBS’ reasonable opinion, having made an assessment of the realistic realisation scenarios with respect to each Covered Asset listed in the relevant notice in accordance with Good Industry Practice, the Realisation of such Covered Asset, were it to remain in the pool of Covered Assets, would more likely than not result in a positive Net Loss Amount. If the Confederation does not agree with UBS’

opinion and the relevant assessment, it shall so notify UBS within 30 Business Days of receipt of UBS’ notice and the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on the further treatment of the relevant Covered Asset(s) as Covered Asset(s) or as Non-Covered Asset(s). Should the Parties not reach an agreement within that period, the procedure pursuant to Clause 25 shall apply, provided that in case of a submission to an Expert, the Expert Question shall be whether or not the Realisation of the relevant Covered Asset, were it to remain in the pool of Covered Assets, would more likely than not result in a positive Net Loss Amount. In accordance with the relevant Expert determination the respective Covered Asset shall either be excluded from, and constitute a Non-Covered Asset, or stay part of the pool of Covered Assets.

4.2	Covered Asset Data

(a)

The Asset Pool Schedule as well as any information provided in accordance with Clause 10.2 shall comprise all data (with such redactions or other safeguard measures as may be necessary for UBS to comply with its confidentiality obligations (which are not overridden or displaced by Swiss Applicable Law) subject to there being the required measures in place for the Confederation to be able to clearly identify the relevant Covered Assets) on the Covered Assets relevant for the purposes of the Loss Protection Guarantee, together with any Closely Related Hedges as are relevant, in particular with a view to identifying and valuating the Covered Assets, monitoring compliance with the Asset Exclusion Criteria, the allocation of each Covered Asset to a specific Covered Asset Class and the determination and allocation of Closely Related Hedges. The data details comprised in the Asset Pool Schedule shall serve as sole source of information for the purpose of identifying the Covered Assets and the allocation of each Covered Asset to a specific Covered Asset Class. Identification of any such data in the Asset Pool Schedule shall not be taken as (i) evidence for compliance with the Asset Exclusion Criteria, (ii) the Confederation’s acceptance or agreement that any of the factual Information contained in the Asset Pool Schedule in relation to a Covered Asset is correct, or (iii) the Confederation’s agreement to waive any breach under an LPG Document.

(b)

Upon becoming aware of any material incompleteness, error or inaccuracy in the Asset Pool Schedule, UBS shall notify the Confederation and provide the Confederation with details of any proposed correction or modification. If as a result of any such proposed correction or modification to the Asset Pool Schedule any asset or exposure meets an Asset Exclusion Criteria and/or the maximum financial exposure of the Confederation under the Loss Protection Guarantee is greater than the maximum financial exposure of the Confederation on the basis of the Asset Pool Schedule agreed upon in accordance with this Agreement, the Covered Asset(s) to which the proposed correction or modification relates shall, upon a corresponding request of the Confederation, be permanently excluded from the pool of Covered Assets. Should UBS, following such a request of the Confederation, believe that the relevant correction or modification does not have the effect stipulated above, this shall be determined in accordance with the procedure pursuant to Clause 25.

(c)

In respect of the Asset Pool, UBS may satisfy any requirement to identify the assets and exposures that constitute Covered Assets as set out in this Clause 4 by providing information on a wider portfolio of assets and liablities (consisting both of (i) assets and exposures that are Covered Assets and (ii) assets and exposures that are Non-Covered Assets) as long as UBS clearly identifies those assets and exposures that are Non-Covered Assets to the reasonable satisfaction of the Confederation (and the assets and exposures in the Asset Pool shall be those assets and exposures other than those falling within sub-paragraph (ii)).

4.3	Determination of Portfolios

For the purpose of the LPG Documents, a “Portfolio” shall be any of the portfolios of Covered Assets listed in Schedule 4 (Portfolios) (“Portfolio Schedule”). No Party may make any unilateral change or modification to the number, scope or nature of any of the Portfolios listed in the Portfolio Schedule.

4.4	Virtual Data Room

UBS shall ensure that no later than within five Business Days after the Closing Date, the Confederation (or, if required in view of confidentiality or secrecy obligations existing at the Closing Date, the Confederation’s advisors which have been cleared for such purposes) receive a copy of the Virtual Data Room, together with a confirmation by the data room provider that this copy reflects the content of the data room as of 7 June 2023.

5.	INITIAL VALUATION

5.1	Definition

The initial valuation of a Covered Asset as per the Valuation Date (“Initial Valuation”) corresponds to the amount in U.S. Dollars which has been determined for such Covered Asset in accordance with Clause 5.3 and Clause 5.4.

5.2	FX fluctuation after Initial Valuation

Any part of the Shared Loss Amount received or paid by a Group Company shall be booked in U.S. Dollars, in alignment with the reporting currency used by UBS for operational management and accounting purposes of the Covered Assets. The Net Loss Amount will be converted to CHF pursuant to paragraph (d) of Clause 8.1.

5.3	Proposed Initial Valuation

(a)	UBS shall make a proposal for the Initial Valuation of each Covered Asset or group of Covered Assets as per the Valuation Date within 120 days after the Closing Date.

(b)

The proposals made by UBS pursuant to paragraph (a) shall (i) be made according to IFRS taking into account the results of an independent valuation conducted by KPMG LLP, (ii) reflect at least the decrease in valuation compared to the CS Book Value as communicated to the Confederation prior to the Signing Date and taking into account the effects of the Merger and (iii) be based upon UBS’ prevailing fair market value valuation methodologies, as used in the preparation of UBS’ financial statements, including, without limitation, any valuation adjustments through credit provisions and valuation reserves used for funding valuation adjustments (FVA), counterparty valuation adjustments (CVA), other valuation adjustments to cover model risk, liquidity or other valuation risks applying such market standard valuation practices and methods and well supported market data inputs or, where such market data inputs are not available, sound assumptions or proxies used as input to valuation models (including independent price verification and model validation processes) as are reasonably necessary for the valuation of the relevant Covered Asset.

5.4	Disagreement on Initial Valuation

The Confederation will review the adequacy of UBS’ proposed Initial Valuation. If the Confederation does not accept the Initial Valuation for a Covered Asset proposed by UBS, it shall notify UBS, and the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on the Initial Valuation. Should the Parties not reach an agreement within that period, the Initial Valuation of such Covered Asset shall be determined in accordance with the procedure pursuant to Clause 25.

5.5	Errors in determination of Initial Valuation

Upon becoming aware of any material error or inaccuracy of any Initial Valuation, UBS shall notify the Confederation and provide it with details of any proposed correction or modification. If the Confederation does not accept the proposed correction or modification and determines that the disagreement over that correction or modification has a material impact on the Loss Protection Guarantee, it shall notify UBS, and the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on a correction or modification. Should the Parties not reach an agreement within that period, the existence of a material error or inaccuracy of an Initial Valuation, the impact of such (potential) material error or inaccuracy on the Initial Valuation and the corresponding (potential) adjustment to the Initial Valuation of the respective Covered Asset shall be determined in accordance with the procedure pursuant to Clause 25.

6.	LOSS BUDGET AND BUSINESS PLAN

(a)	UBS undertakes to make proposals for the following documents (each a “Plan Proposal”):

(i)	for each Portfolio, a loss budget for the aggregate of the Net Loss Amounts of the Covered Assets comprised therein; and

(ii)	for each Portfolio, a business plan for the Realisation of the Covered Assets comprised therein,

it being understood that the Plan Proposal for a loss budget (and upon agreement in accordance with paragraph (d), the Loss Budget) for a particular Portfolio may be comprised in and constitute a part of the Plan Proposal for a business plan (and upon agreement in accordance with paragraph (d), the Business Plan) for a particular Portfolio.

(b)	Each Plan Proposal shall be submitted by UBS to the Confederation within 120 days after the Closing Date and:

(i)	with respect to a Loss Budget, shall include an estimated loss forecast based on the financial plan and the selected exit/unwinding strategy both under baseline and adverse (stress) scenarios;

(ii)	with respect to a Business Plan, shall include a plan for a time period of five years after the Closing Date covering, inter alia, the following items:

(A)

Financial projections: full detailed profit and loss balance sheet and capital financial forecasts by Portfolio including annual estimates under baseline and adverse scenarios with the financial metrics to be projected to include book value, leverage exposure, risk weighted assets (RWA), MTM, provisions, valuation reserves, P&L, Realisation Expenses, VaR and stress losses;

(B)	Capital plan: capital requirements and RWA forecasts including potential losses by Portfolio under baseline and adverse scenarios; and

(C)

Exit/unwinding strategies: exit and/or unwinding strategies selected for the Portfolio including portfolio / position sales, business divestitures, hold to maturity, novation / transfer to new dealer, close out position through hedging, recovery under default scenario and loss mitigation strategies; and

(iii)	be prepared by UBS:

(A)	in accordance with the LPG Principles;

(B)	in good faith;

(C)	in accordance with any provisions of the Loss Protection Guarantee and the LPG Documents; and

(D)

in accordance with the banking policies, practices and procedures of UBS or other relevant Group Companies, to the extent consistent with Good Industry Practice (based on an understanding that (x) a plan of that nature is subjective and relies on a number of assumptions and methodology applied in good faith, but which may not accurately reflect actual events over the relevant plan period) and (y) information provided for the immediate term within any period may be more detailed than information provided for a later term within that period.

(c)	Notwithstanding paragraph (b), UBS has the right to revise any Plan Proposal until the date falling 120 days after the Closing Date.

(d)

Upon receipt of any Plan Proposal, or any revised version thereof in accordance with paragraph (c), by the Confederation, the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on the content of the relevant Plan Proposal, with neither of them being obliged to accept any Plan Proposal or any part thereof. Any agreed version of the Plan Proposal for a business plan and a loss budget, respectively, if and once agreed among the Parties, shall become the “Business Plan” and a “Loss Budget” for the purposes of the LPG Documents.

(e)

UBS shall review the Business Plan and each Loss Budget once a year. Any material amendment, modification, supplementation or restatement of any Business Plan or any Loss Budget requires the prior written consent of both Parties.

7.	REALISATIONS

7.1	Main obligations

(a)

Subject to the LPG Principles, UBS shall use its commercially reasonable efforts and apply due care to minimise the Net Loss Amount incurred in the Realisation of each Covered Asset and to maximise Net Realisation Proceeds.

(b)	Without limiting the generality of the foregoing, UBS shall use commercially reasonable efforts to, with regard to any Covered Asset or any relevant group of Covered Assets:

(i)

(x) ensure that the relevant Covered Asset or group of Covered Assets is covered by a Business Plan which has been adopted by UBS in accordance with this Agreement, or, as long as no Business Plan has been adopted in accordance with this Agreement for the Portfolio such Covered Asset or group of Covered Assets belongs to, develop and implement a strategy for Realisations and (y) plan and organise Realisations;

(ii)	seek to identify and give due consideration to any potential Realisation;

(iii)	aim at closing Realisations of Covered Assets as a group of Covered Assets when Realisation as a group is commercially reasonable;

(iv)	determine the right timing in view of loss minimisation for its Realisation within the term of the Loss Protection Guarantee;

(v)	evaluate and give due consideration to suitable potential purchasers, prioritise them and solicit offers from purchasers based on this determination;

(vi)

provide interested purchasers (as determined in accordance with sub-paragraph (v)) with adequate Information reasonably necessary to assess its value and answer in good faith any relevant questions from such interested purchaser within reasonable time upon request;

(vii)	(subject to the determination set out above) negotiate or determine the terms and conditions of the purchase in good faith and in accordance with Good Industry Practice; and

(viii)	collect Asset Repayments and Hedging Benefits in accordance with Good Industry Practice.

7.2	Permitted Realisations

(a)	UBS shall, and shall be permitted to, conduct Permitted Realisations of the Covered Assets.

(b)	A Realisation of a Covered Asset is permitted (each a “Permitted Realisation”) if:

(i)	the Realisation is:

(A)	a direct Realisation; or

(B)

an indirect Realisation by sale or other disposal of a Covered Entity or the Holding Company of a Covered Entity either as permitted in compliance with the Governance Policy or if there is no Governance Policy, with the prior written consent of the Confederation, such consent not to be unreasonably withheld or delayed; and

(ii)	one of the following requirements is fulfilled:

(A)

an Initial Valuation of such Covered Asset has been finally determined in accordance with Clause 5.1 before the Realisation Date, or, if no such Initial Valuation has been finally determined before the Realisation Date:

(1)	the Realisation is closed within 120 days of the Closing Date; and

(2)

the Net Loss Amount resulting from such Realisation (when aggregated with the Net Loss Amount resulting from the Realisations of all other Covered Assets for which no Initial Valuation has been determined in accordance with Clause 5.1 before the respective Realisation Dates) does not exceed CHF 200,000,000 (or such higher amount as the Parties may agree);

(B)

(without prejudice to paragraph (a)(v) of Clause 4.1.2) UBS reasonably determines that its continued Economic Ownership of that Covered Asset would or will likely result in a breach of Applicable Law; or

(C)	UBS reasonably determines that its continued Economic Ownership of that Covered Asset would or will likely result in a material reputational risk to UBS.

(c)

If a Realisation is closed that is not a Permitted Realisation, the relevant Covered Asset shall be deemend to have been permanently excluded from the pool of Covered Assets and constitutes a Non-Covered Asset, and any related Net Loss Amounts from the Realisation of such Covered Assets shall not be counted as Shared Loss Amount.

7.3	Gross Realisation Proceeds and Net Realisation Proceeds

(a)

“Gross Realisation Proceeds” means the sum of all gross considerations and benefits received on or after the Valuation Date other than Asset Repayments (without double-counting) in connection with the Realisation of a Covered Asset, including, without limitation:

(i)

any direct or indirect consideration, purchase price, proceeds, assets, receipts, realisations, recoveries, liquidation proceeds, rights, interests and any other payment or benefits whether received or to be received prior to or after the Realisation Date;

(ii)

any final reduction in or discharge of obligations owed to (or by) any Applicable Entity as a result of: (i) setting off against or netting with obligations owed by (or to) any Applicable Entity, or (ii) any other process or arrangement (including counterclaim when finally settled) having a substantially similar effect;

(iii)

any asset received that is not cash (including any debt or equity security received in a restructuring or otherwise) and all receipts, realisations, recoveries, rights, interests and benefits with respect to, resulting from or arising out of each such non-cash asset (which may include rent and dividends), and any Gross Realisation Proceeds received for a Realisation of such non-cash asset;

(iv)	the proceeds of any insurance claim under any insurance related to such Covered Asset;

(v)

the proceeds of any claim against any person (including any Representative to which any responsibilities, duties or obligations in connection with the Management and Administration of any Covered Asset may have been transferred) related to a Covered Asset, including any claim for negligence, misrepresentation, breach of warranty, breach of contract, breach of duty, fraud, bad faith or wilful default;

(vi)

the proceeds of enforcement of, or any other asset, receipt, realisation, recovery, right, interest or benefit with respect to, resulting from or arising out of, any Security securing any claims under any Covered Asset and/or its Underlying Documentation;

(vii)	the proceeds of any claim under an indemnity; and

(viii)

without limitation of any of the foregoing, any refunds of or payments received in respect of any withholdings, deductions or Tax credits (except to the extent that any Applicable Entity is obliged to account for the same to any Counterparty in respect of that Covered Asset), and any amounts received in respect of any VAT or Stamp Duty to the extent these are directly attributable to the relevant Covered Asset.

(b)

In the context of a Derivatives Instrument, “Gross Realisation Payments” means the sum of all gross considerations and benefits paid by a Group Company on or after the Valuation Date other than Asset Repayments (without double-counting) in connection with the Realisation of that Covered Asset, including any amounts as listed in paragraph (a)(i) to (viii) of this Clause 7.3, provided that such amounts shall be paid or payable rather than received or receivable.

(c)

Other than in respect of a Derivatives Instrument, Net Realisation Proceeds may not be a negative amount. Net Realisation Proceeds shall not include any deduction for, or be decreased due to, any Excluded Losses and Costs or Operational Losses.

7.4	Realisation procedures

(a)

The Asset Management Framework shall include rules relating to the maximization of the Net Realisation Proceeds. Except as set forth otherwise in a Policy approved by the Confederation, any Realisation (i) relating to a Major Transaction requires that at least three market bids were obtained or explanations are provided why there was no such second and/or third best bidder and (ii) relating to a Material Transaction requires that in case of Conflict relating to any Covered Asset Purchaser, procedures are applied that ensure that the Gross Realisation Proceeds and the Gross Realisation Payments are at arm’s length.

(b)

For the purposes of the calculation of the relevant thresholds in the definition of “Material Transaction” and “Major Transaction”, the Realisation of a group of Covered Assets is deemed to be, and treated as, one transaction in respect of a Covered Asset, regardless of whether such Realisation is entered into or closed as one or a series of separate transactions, if either:

(i)	they are in the same Covered Asset Class; or

(ii)	they are in different Covered Asset Classes but sold in a package,

and subject to a Realisation at a similar time to the same Covered Asset Purchaser or group of Covered Asset Purchasers in connection with a single or a series of related transactions. For the avoidance of doubt, parallel transactions with the same Covered Asset Purchaser that are not related will not be taken into account for the purpose of this paragraph (b).

(c)

Where a Covered Asset and any other asset are sold as a package under a single transaction at a single price, UBS shall use commercially reasonable efforts to ensure that the price is being split in the Realisation Documentation to allow the determination of the amount of any Gross Realisation Proceeds attributable to the Covered Asset, and that this amount is determined in a commercially reasonable manner.

7.5	Realisation Documentation

(a)	Each Realisation Documentation shall comply with the following requirements, unless there are justified reasons for a deviation as documented and adequately proven by UBS:

(i)	all Gross Realisation Proceeds shall be exclusively provided for in the Realisation Documentation; and

(ii)	the consideration shall not be reduced as compensation for any item that qualifies as Excluded Losses and Costs.

(b)

The Parties acknowledge and agree that in case of a Realisation of a group of Covered Assets, a Covered Asset Class or a Portfolio, the Realisation of such group of Covered Assets, Covered Asset Class or Portfolio may be subject to the same Realisation Documentation.

7.6	Qualified reporting

(a)

Upon a Realisation of a Covered Asset or a group of Covered Assets (the election of whether to report on a Covered Asset-basis or on a “group-of-Covered-Assets”-basis being at UBS’ discretion), UBS shall provide the Confederation with the following Information (cumulatively, if applicable), together with the Quarterly Statements:

(i)

for each Covered Asset (x) attributable to a Portfolio in respect of which a Level 1 Trigger Event was triggered and whose Realisation constitues a Material Transaction or (y) whose Realisation constitutes a Major Transaction:

(A)

statement and explanation that the Gross Realisation Proceeds received for, and the Gross Realisation Payments paid due to, the Realisation of such Covered Assets were in the opinion of UBS in line with the LPG Principles;

(B)	short elaboration that the Asset Repayments and Hedging Benefits of such Covered Assets were collected in accordance with Good Industry Practice;

(C)

short explanation why the Enforcement Costs, if any, incurred in connection with the Realisation of each respective Covered Asset were reasonably necessary and adequate to enforce the respective Gross Realisation Proceeds under the circumstances;

(D)	a Conflicts Certificate for such Covered Assets; and

(E)

a summary of the offer of the second and third best bidder for the respective Covered Assets in reasonable detail, with reasoning on which grounds the offers were qualified in such order or explanations why there was no such second and/or third best bidder;

(ii)

for each Covered Asset or group of such Covered Assets where before the Realisation Date no Initial Valuation has been determined in accordance with the terms of this Agreement (in case of a group of Covered Assets for all these Covered Assets), additionally (to sub-paragraph (i)) with explanations why the Gross Realisation Proceeds received for, and the Gross Realisation Payments paid due to, the Realisation of such Covered Asset(s) and, in particular, the timing of the Realisation of such Covered Asset(s) were reasonable under the circumstances.

(b)

In each case of sub-paragraphs (a)(i) and (a)(ii), respectively, the Confederation shall have the right to request that UBS, and UBS shall, within 20 days upon such request, document and provide the necessary proof to the Confederation that:

(i)	UBS complied with the LPG Principles with regard to the Realisation of such Covered Asset(s);

(ii)	UBS complied with any procedures that may be stipulated in the Business Plan in relation to such Covered Assets (if any); and

(iii)	UBS complied in relation to such Covered Assets with the obligations set forth in Clauses 7.1 to 7.6.

(c)

In each case of sub-paragraphs (a)(i) and (a)(ii), respectively, the Confederation shall have the right to request any and all underlying documentation relating to the respective Realisation in order to investigate whether UBS has complied with all applicable requirements set forth in Clauses 7.1 to 7.6. If, following such investigation, the Confederation concludes that in relation to any Covered Asset there is a violation by UBS of any relevant requirement and such violation materially increased the Net Loss Amount, the Confederation may notify UBS that the respective Net Loss Amount of the respective Covered Asset shall be reduced by 50% (or any higher amount if caused by such violation) (and the amount by which the Net Loss Amount is reduced shall, with effect as of such notification, not be counted towards the Shared Loss Amount) (“Shared Loss Discount”). If UBS does not agree with such determination and the application of the Shared Loss Discount, it may initiate the procedure pursuant to Clause 25 for the purpose of determining whether the application of the Shared Loss Discount was justified.

(d)

If there is no Loss Budget for an individual Covered Asset, but such Covered Asset is part of a group of Covered Assets, a Covered Asset Class or a Portfolio for which a Loss Budget has been agreed, such Loss Budget shall apply as Loss Budget for such Covered Asset, and the relevant amount shall be allocated pro rata of the Initial Valuation of such Covered Asset in relation to the aggregate amount of all Initial Valuations of the Covered Assets to which such Loss Budget applies. If there is only a Loss Budget on the level of all Covered Assets, such Loss Budget shall be deemed not to be a Loss Budget for any purpose and all Covered Assets shall be treated under the assumption that there is no Loss Budget.

7.7	Residual Positions

(a)	If, after the fifth anniversary of the Closing Date:

(i)

the aggregate amount of the Initial Valuations of all remaining Covered Assets (that have not been subject to a Realisation) represents less than 20% of the aggregate amount of the Initial Valuations of all Covered Assets;

(ii)	there have been commercially reasonable efforts by UBS to effect Realisations of such remaining Covered Assets; and

(iii)	despite such efforts, UBS has not been able to effect such Realisations in accordance with the terms of this Agreement,

(each remaining Covered Asset, a “Residual Position”), and if UBS or the Confederation so requests, the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to identifying and agreeing on a solution to exclude the Residual Positions from the Asset Pool at a value to be agreed by the Parties or to otherwise effect a Realisation or deemed Realisation with respect to the Residual Positions that complies with Applicable Laws.

(b)

Should the Parties not reach an agreement within that period, UBS may effect an exclusion of all, but not only part of, the Residual Positions from the Asset Pool by written request to the Confederation (“Residual Request”):

(i)

in accordance with the procedure set out in paragraph (d) of Clause 4.1.2 (including the procedure pursuant to Clause 25) with respect to each Residual Position whose Realisation would, in UBS’ reasonable opinion and having made an assessment of the realistic realisation scenarios in accordance with Good Industry Practice, more likely than not result in a positive Net Loss Amount; and

(ii)

with respect to (x) each other Residual Position and (y) each Residual Position to which paragraph (i) above applies and the Expert determines that it is less likely than not that the Realisation of this Residual Position would result in a positive Net Loss Amount, the following shall apply:

(A)	the Covered Asset constituting the relevant Residual Position shall be permanently excluded from the pool of Covered Assets and constitute a Non-Covered Asset; and

(B)

the amount that would be determined as a Net Loss Amount on any Realisation as determined in accordance with paragraph (a) of Clause 8.1, provided that for these purposes, the reference to the “Net Realisation Proceeds” shall be deemed to be a reference to the (mark-to-market) book value of such Covered Asset as per the end of the last calendar quarter before the date of the Residual Request (as reflected in the Books and Records of the relevant Group Company holding the relevant Covered Asset), shall (x) if such amount is negative, be accounted for as a gain for the purpose of calculating the Shared Loss Amount and (y) if such amount is positive, not be considered for the calculation of the Shared Loss Amount.

8.	LOSSES

8.1	Net Loss Amount and Shared Loss Amount

(a)

In respect of each Covered Asset whose Realisation has been completed, the “Net Loss Amount” shall be an amount equal to the sum of the following components relating to such Covered Asset (without double-counting):

(i)	the Initial Valuation;

(ii)	minus the “Net Realisation Proceeds” which are equal to:

(A)	the Gross Realisation Proceeds (if any);

(B)	minus any Gross Realisation Payments (in respect of any Derivatives Instrument);

(C)	minus Enforcement Costs; and

(D)	minus Realisation Expenses;

(iii)	plus payables / minus receivables resulting from any award in a Permitted Litigation;

(iv)	minus Asset Repayments;

(v)	minus Hedging Benefits;

(vi)	plus Hedging Costs;

(vii)

minus (if the Initial Valuation is higher than the respective CS Book Value) the Initial CS Difference, if the Net Loss Amount would otherwise be positive absent this sub-paragraph (vii) and then only to the extent that the resulting Net Loss Amount would then be equal to or higher than zero;

(viii)

plus (if the Initial Valuation is lower than the respective CS Book Value) the Initial CS Difference, if the Net Loss Amount would otherwise be negative absent this sub-paragraph (viii) and then only to the extent that the resulting Net Loss Amount would then be equal to or less than zero.

(b)	The Net Loss Amount may be a positive or a negative amount (with a negative Net Loss Amount being accounted for as a gain).

(c)	The loss to be shared by the Parties under this Agreement is the sum of the (positive or negative) Net Loss Amounts of all Covered Assets, denominated in the Base Currency (“Shared Loss Amount”).

(d)	For the purposes of the calculation and determination of the Shared Loss Amount and any components thereof, the following principles shall apply:

(i)	the relevant amounts have to be paid or received between the Valuation Date and the Realisation Date of the relevant Covered Asset, except for:

(A)

Gross Realisation Proceeds, which shall account for accruals and future benefits and provisions that can be valued on the date of the Demand for Payment (including, without limitation, with respect to any liquidation proceeds, recoveries and earn-out payments but excluding any accrued interest not yet paid); and

(B)	Enforcement Costs, which are taken into account if and to the extent that they accrue after the Valuation Date and before the date of the Demand for Payment; and

(ii)

the Net Loss Amount in respect of each Covered Asset (and any element thereof) shall be converted into the Base Currency at the Applicable Exchange Rate, the Exchange Date being the Realisation Date of such Covered Asset.

8.2	Excluded Losses and Costs

For the purposes of calculating the Net Loss Amount, no amount that qualifies as Excluded Losses and Costs shall be deducted from amounts received, or added to amounts paid or accounted for, by UBS or any Group Company, including where such Excluded Losses and Costs were (implicitly or explicitly) included in the consideration paid in connection with any Realisation.

8.3	Disagreement on the calculation of any Net Loss Amount

If there is a disagreement between the Parties with respect to the calculation of any Net Loss Amount, they shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on the relevant Net Loss Amount. Should the Parties not reach an agreement within that period, the relevant Net Loss Amount shall be determined in accordance with the procedure pursuant to Clause 25.

9.	DRAWDOWN

9.1	Undertaking to pay

Subject to the conditions set forth in this Clause 9 and the other provisions of this Agreement, the Confederation undertakes to pay to UBS a positive amount equal to the lower of (i) the difference resulting from the Shared Loss Amount minus CHF 5,000,000,000 (in words: five billion Swiss francs) and (ii) CHF 9,000,000,000 (in words: nine billion Swiss francs) (such lower amount, “Guaranteed Amount”). If the difference resulting from the Shared Loss Amount minus CHF 5,000,000,000 (in words: five billion Swiss francs) is less than zero, the Guaranteed Amount shall be zero.

9.2	Drawdown and FINMA Confirmation

(a)

Following the final Realisations of all Covered Assets, UBS shall be entitled to demand payment from the Confederation of the Guaranteed Amount (“Demand for Payment”). The Demand for Payment shall set forth the Net Loss Amount of each Covered Asset, the Shared Loss Amount and the Guaranteed Amount and confirm that the Realisations of all Covered Assets have occurred in compliance with this Agreement.

(b)

Upon receipt of the Demand for Payment, the Confederation shall submit the Demand for Payment without delay to FINMA. Based on the Demand for Payment and such other Information as FINMA may request in accordance with paragraph (b) of Clause 14.1, FINMA shall, based on and in accordance with the Ordinance, issue a written confirmation pursuant to article 14a para. 3 lit. c of the Ordinance (“FINMA Confirmation”). FINMA may consult with advisors or other third parties as it deems necessary or desirable for the purpose of making verifications in connection with issuing the FINMA Confirmation and/or reviewing the satisfaction of the requirements set forth in the Ordinance.

(c)

UBS may enforce the issuance of the FINMA Confirmation by submitting the matter to the Federal Administrative Court asking for a decision based on which FINMA is directed to issue the FINMA Confirmation in accordance with this Agreement and the Ordinance.

9.3	Payment of Guaranteed Amount

Upon receipt by the Confederation of (i) a Demand for Payment made in accordance with Clause 9.2 and (ii) the FINMA Confirmation, the Confederation shall pay to UBS the Guaranteed Amount no later than nine months after the date of receipt of the FINMA Confirmation.

PART III

ASSET MANAGEMENT

10.	ASSET MANAGEMENT

10.1	Asset Management Principles

(a)	UBS shall ensure that (i) the Portfolio of Covered Assets as a whole and (ii) each Covered Asset is, in each case, Managed and Administered at all times and in all respects:

(i)	in accordance with Applicable Law;

(ii)	in accordance with the LPG Principles;

(iii)	diligently and in good faith;

(iv)	in accordance with the Asset Management Objective;

(v)

in such a way so as to ensure that there is no prejudice to, discrimination against or disproportionate and adverse effect on the Covered Assets when compared with the management and administration of assets and exposures which are not Covered Assets in comparable situations, save as may be the result of (i) requirements under an LPG Document or (ii) the Covered Assets being non-strategic to UBS;

(vi)

in accordance with any provisions of the Loss Protection Guarantee and the LPG Documents relating to the Management and Administration of the Covered Assets (including the Asset Management Framework and the Conflicts Management Policy);

(vii)	in a manner which facilitates compliance with the Monitoring and Reporting Provisions and the Governance and Organisational Provisions; and

(viii)	in accordance with the banking policies, practices and procedures of UBS or other relevant Group Companies, to the extent consistent with Good Industry Practice.

(b)	In the event of a conflict between the requirements of any of the above sub-paragraphs, the requirements shall apply in the order of priority in which they appear in paragraph (a).

10.2	Hedging

(a)

By no later than 120 days after the Closing Date UBS shall, within the Asset Pool, identify as “Closely Related Hedges” in respect of a Covered Asset or group of Covered Assets in the Asset Pool Schedule such assets, agreements, instruments and arrangements existing at the Signing Date that are hedging arrangements, including any credit default swap, FX swap, interest rate swap, credit-linked bond or note, sub-participation agreement, guarantee or similar swap or credit risk mitigant, and which have resulted in the credit and market risk management function of the relevant Group Company or the Group:

(i)	recording a reduction (or not recording an increase) in its credit risk, unhedged credit risk or equivalent measure to any Counterparty with respect to that Covered Asset or group of Covered Assets;

(ii)	recording an increase (or not recording a reduction) in its credit line, trading line or equivalent measure to any Counterparty with respect to that Covered Asset or Group of Covered Assets; or

(iii)	otherwise providing for a hedging of an exposure to any relevant market risk (including in particular any FX or rates risk) associated with that Covered Asset or group of Covered Assets,

where such Closely Related Hedge is held in a specific book or other organisational construct under which the specific Covered Assets or group of Covered Assets (along with other assets or liabilities which are not Covered Assets) is maintained.

(b)	For the purposes of the obligations of UBS under the Asset Management Provisions, Closely Related Hedges and Portfolio Hedges shall be treated by UBS in the same manner as Covered Assets.

(c)

UBS shall enter into, and maintain, any hedges required in accordance with UBS’ internal standards for any comparable situations and consistent with Good Industry Practice for the following hedging strategies (which may be external or internal, provided that the Hedging Cost of internal Hedges is at market prices) (“Hedges”), having the ability to modify, and replace existing and establish new Closely Related Hedges and Portfolio Hedges, as further set out in a separate hedging policy (“Hedging Policy”):

Hedging Strategy	Hedging Activity and Purpose	Hedging Cost / Hedging Benefits
Dynamic	Hedging instruments used to cover market and credit risk of individual Portfolios clearly allocated to Portfolios and executed on a daily basis in liquid markets for portfolio rebalancing and risk management purposes, including, without limitation, FX Specific Risk Portfolio Hedges, including Closely Related Hedges	Costs and Expenses are Hedging Cost Benefits are Hedging Benefits

Macro	Hedging instruments used to cover market or credit risks across Portfolios at balance sheet level	Allocation of Costs and Expenses to Hedging Cost and benefits to Hedging Benefits to the extent these hedges are used to (partially) manage the risks of the Covered Assets using an appropriate allocation mechanism to the covered Portfolios

Close-out	Hedging instruments used to protect against financial risks of a Covered Asset or a Portfolio with the intention to economically close out market or credit risks, provided that such instruments are part of the Business Plan applicable for the relevant Portfolio, including, without limitation, credit protection in a single name loan, bond or CDS position or long term derivative hedges in illiquid markets	Allocation of Costs and Expenses to Hedging Cost and benefits to Hedging Benefits to the extent these hedges are entered into, and maintained, in accordance with this Clause 10.2

FX structural risk	Hedging instruments used with regards to currency exposures other than US$, to be hedged back to US$, except for FX Specific Risk Portfolio Hedges	Costs and Expenses to be borne by UBS; benefits to accrue to UBS

10.3	Compliance with Underlying Documentation

Without prejudice to Clause 10.1 (other than paragraph (a)(iv) thereof), UBS’ obligations to ensure that the Covered Assets are Managed and Administered in accordance with the Asset Management Objective shall not apply if and to the extent that this would require any member of the Group (or its Representatives) to breach any of the terms of an Underlying Documentation of a Covered Asset in effect at the relevant time if and to the extent that:

(a)	such terms were put into effect at any time before the Signing Date; or

(b)	the formation of such terms, or the amendment which gave rise to them, was effected on or after the Signing Date, but in accordance with the requirements of the LPG Documents (including Clause 10.1).

10.4	Asset Management Framework and Conflicts Management Policy

10.4.1	Establishment of Asset Management Framework and Conflicts Management Policy

UBS shall establish and enact an Asset Management Framework and a Conflicts Management Policy within 90 days after the Closing Date and provide a copy thereof to the Confederation.

10.4.2	Content of Asset Management Framework

Subject to Clause 17.5, UBS shall ensure that the Asset Management Framework:

(a)	is prepared in a way which takes into account the relevant Covered Asset Class or on such other basis as the Confederation may agree with UBS from time to time;

(b)	complies with Applicable Law;

(c)

(unless and to the extent that the Confederation agrees otherwise in writing) is consistent with the other provisions of the LPG Documents (including the Asset Management Objective and the other Asset Management Provisions); and

(d)	sets out:

(i)

the framework, including internal governance arrangements, for the Management and Administration by UBS and its Group Companies of the Covered Assets (including the management of credit risk in relation thereto); and

(ii)	procedures for regular review and internal reporting of the Covered Assets.

(e)

The Confederation (acting reasonably) may propose to UBS the adoption in the Asset Management Framework of (additional) appropriate arrangements for enhancing and increasing the level and frequency of review of, and internal reporting in respect of, the Covered Assets and for considering and taking appropriate remedial management steps, as Net Loss Amounts, or the likelihood of any or further Net Loss Amounts, increase (which arrangements may include or be based on any “watch list” or similar systems, controls or processes of UBS and its Group Companies established prior to the Signing Date for the purpose of monitoring distressed assets or exposures), and UBS shall consider and respond to such proposals in good faith.

10.4.3	Content and application of Conflicts Management Policy

(a)	Subject to Clause 17.5, UBS shall ensure that the Conflicts Management Policy:

(i)

sets out details of the systems, controls and processes (reasonably consistent with UBS’ internal standards for any comparable requirement and consistent with Good Industry Practice) for the purposes of (A) (where possible) avoiding Conflicts; (B) identifying Conflicts as early as possible; (C) monitoring, managing and mitigating Conflicts that arise from time to time; (D) disclosing Conflicts to the Confederation that cannot be avoided and might disadvantage the Confederation; and (E) preventing conduct (whether in relation to a Covered Asset or otherwise) which is intended to circumvent or otherwise avoid (or has the effect of circumventing or otherwise avoiding) the application of the Conflicts Management Policy;

(ii)	complies with Applicable Law;

(iii)

(unless and to the extent that the Confederation agrees otherwise in writing) is consistent with the other provisions of the LPG Documents (including the Asset Management Objective and the other Asset Management Provisions); and

(iv)	requires that with respect to any Conflict that is identified, appropriate actions are taken in order to resolve the Conflict and that such actions are recorded in writing.

(b)	The Conflicts Management Policy shall apply in respect of the monitoring, management and mitigation of any Conflicts, irrespective of whether they arose prior to the Signing Date or thereafter.

(c)	The Conflicts Management Policy may be incorporated within the Asset Management Framework or other policies or strategies but shall be subject to the requirements set out in this Clause 10.

10.4.4	Review of Asset Management Framework and Conflicts Management Policy

UBS shall ensure that each of the Asset Management Framework and the Conflicts Management Policy is reviewed no less frequently than annually by the SOC in accordance with the Governance and Organisational Provisions, to determine any modifications thereto that the SOC reasonably considers to be necessary or appropriate for the purpose of ensuring that the Asset Management Framework and the Conflicts Management Policy comply with the Loss Protection Guarantee and the LPG Documents. UBS shall provide the Confederation with each final report on each such review once available.

10.4.5	Arm’s length undertaking

UBS will, and shall ensure that each Group Company will, enter into any Hedge between Group Companies and into any Realisation with a Group Company as Covered Asset Purchaser in accordance with UBS’ internal standards and at a price which is the same as would be agreed in a comparable transaction between two unrelated parties (market price).

11.	TRANSFER OF ASSET MANAGEMENT RESPONSIBILITIES

(a)

UBS shall ensure that no Group Company shall transfer to any person other than a Group Company, whether by way of novation, sub-contract, delegation or otherwise, any duties and responsibilities of the NCL Unit Management Team in connection with the Management and Administration of the Covered Assets except with the prior written consent of the Confederation (such consent not to be unreasonably withheld).

(b)	Any transfer pursuant to this Clause 11 shall be without prejudice to UBS’ liabilities, responsibilities, duties and obligations under the LPG Documents.

(c)	For the avoidance of doubt, this Clause 11:

(i)

shall not apply to a transfer of the rights, responsibilities, duties or obligations in connection with the Management and Administration of a Covered Asset if and to the extent that Covered Asset itself (or part thereof) is Realised; and

(ii)	shall not restrict UBS in outsourcing any non-front office functions.

12.	RESTRICTED CONDUCT

(a)	UBS shall not, and shall ensure that no Covered Entity or other Group Company will, enter into any Restricted Conduct relating to a Covered Asset as from the Signing Date unless:

(i)	the Confederation has given its prior written consent (such consent not to be unreasonably withheld or delayed);

(ii)	as may be agreed to be permitted in accordance with the Governance Policy; or

(iii)	until such time as a Governance Policy is implemented in accordance with this Agreement, but not for any such conduct entered into after 90 days after the Closing Date, any such conduct is:

(A)	in accordance with the banking policies, practices and procedures of UBS or other relevant Group Companies, to the extent consistent with Good Industry Practice;

(B)	in compliance with UBS’ obligation under the LPG Documents to preserve or protect the value of the Covered Assets (or any of them) in line with the LPG Principles; or

(C)	required in connection with a Realisation or under Applicable Law or under the Underlying Documentation.

(b)	“Restricted Conduct” means any conduct relating to a Covered Asset which constitutes or causes:

(i)	any Specified Action (except for any Realisation);

(ii)	any release of any Security, guarantee, indemnity or collateral held by, or given for the benefit of, any Covered Entity or other person for a Covered Asset; or

(iii)	granting any guarantee, indemnity or collateral by any Covered Entity for the benefit of any person which is not a Group Company for a Covered Asset.

PART IV

MONITORING AND REPORTING

13.	MONITORING

(a)

UBS shall engage in a constructive, open and transparent dialogue with the Confederation and any relevant Government Entities in relation to the Loss Protection Guarantee and the LPG Documents and UBS’ compliance therewith.

(b)

UBS shall act in accordance with its standard internal processes and governance in continuously monitoring and assessing compliance by UBS, the NCL Unit and each other Group Company (and their Representatives) with the LPG Documents, in particular, without limitation, regarding:

(i)	the Management and Administration of the Covered Assets;

(ii)	the planning, organisation and implementation of Realisations of the Covered Assets;

(iii)	the provision of information to the Confederation;

(iv)	planning, organisation and implementation of the governance and organisational requirements; and

(v)	compliance with covenants and representations.

(c)	UBS shall, and shall ensure that the NCL Unit and any other Group Company will:

(i)

develop and maintain such reporting systems, controls and processes as are reasonably necessary and required under Good Industry Practice to ensure that UBS, the NCL Unit and each other Group Company (and their Representatives) comply with the LPG Documents (including by (i) identifying each Covered Asset as such in its systems and attributes of such Covered Assets which are relevant to compliance with the LPG Documents and (ii) taking all measures necessary to ensure the accurate quantification of payments or other benefits to be received or made in accordance with the LPG Documents), taking into account that the Covered Assets are non-core to UBS; and

(ii)

ensure that it has the ability to report internally and to the Confederation or any relevant Government Entity on Covered Assets, Closely Related Hedges and Portfolio Hedges on an aggregate basis separately from other assets and exposures.

14.	INFORMATION UNDERTAKINGS / REPORTING

14.1	General information obligations

(a)	UBS shall provide to the Confederation:

(i)

such Information in connection with the Loss Protection Guarantee and the LPG Documents as the Confederation may reasonably request from time to time (including, without limitation, in order to be in a position to protect its interests under the LPG Documents); and

(ii)

access to its Representatives, including, if appropriate, senior management, and enable the Confederation to engage in discussions and ask questions in connection with the Loss Protection Guarantee and the LPG Documents as the Confederation may reasonably request from time to time.

(b)

In addition to the above, in order for FINMA to fulfil its duties under article 14a para. 3 lit. c of the Federal Additional Liquidity Ordinance, UBS shall provide FINMA promptly with all information necessary for its monitoring and confirmation duties. For the avoidance of doubt and independent of the obligations under supervisory law (in particular article 29 FINMASA), UBS will promptly provide FINMA with all information requested, grant it unlimited access to all Books and Records, and allow it at any time to request meetings and conduct interviews at any of UBS’ premises.

14.2	Quarterly reporting

14.2.1	Preparation and delivery of Quarterly Statements

Subject to Clauses 14.2.2 to 14.2.5, on or before the date falling 90 days after each Quarter Date (each such date, a “Quarterly Statement Date”), UBS shall deliver to the Confederation a Quarterly Statement for that quarter (“Quarterly Statement Period”).

14.2.2	Initial Quarterly Statement

The first Quarterly Statement shall be provided in respect of the period from (and including) the Valuation Date to (and including) 30 September 2023. That period shall be the “Quarterly Statement Period” for the first Quarterly Statement and be treated as a “quarter” for the purposes of these Clauses, and 30 September 2023 shall be the last day of that quarter. The first Quarterly Statement shall be delivered to the Confederation on or before the date falling 90 days after the last date of the relevant quarter (which date shall be the “Quarterly Statement Date” for that Quarterly Statement).

14.2.3	QS Compliance

UBS shall deliver to the Confederation, at the same time as it delivers each Quarterly Statement a certificate signed by two senior members of the NCL Unit Management Team confirming that such Quarterly Statement, and any supporting data delivered pursuant to Clause 14.2.1 is, to the best of their knowledge and having made all due and reasonable enquiries, true and accurate, fairly presents the Information it contains and is not misleading for the purpose for which it is prepared.

14.2.4	Contents of Quarterly Statements and Quarterly Statements Data

A “Quarterly Statement” means a statement in the agreed form, each of which when taken together with the Quarterly Statement Data delivered at the same time must set out as at the relevant Quarterly Statement Date all Information necessary to verify and evaluate the Net Realisation Proceeds and Net Loss Amounts development, and shall include the following Information:

A.	Net Realisation Proceeds

(a)

in respect of each Realisation made on a Covered Asset during the Quarterly Statement Period (and, if there was/were (partial) Realisation(s) of such Covered Assets in previous Quarterly Statement Periods since the Valuation Date, such Realisations for that Covered Asset are to be included within the Net Realisation Proceeds for that Covered Asset):

(i)	details of the Covered Asset to which these Net Realisation Proceeds relate;

(ii)	the Realisation Date;

(iii)	the US$ amount of that Net Realisation Proceeds; and

(iv)

the US$ amounts and the calculations of the corresponding elements of that Net Realisation Proceeds (i.e. Gross Realisation Proceeds, Gross Realisation Payments, Enforcement Costs and Realisation Expenses); and

(b)	the aggregate US$ amount of all Net Realisation Proceeds made as well as of all corresponding elements of that Net Realisation Proceeds paid during the Quarterly Statement Period,

provided that, in the case of paragraph (a) and (b) above, if and as long as it is not reasonably practicable for UBS to provide US$ amounts in respect of the relevant items above due to the limitations of the trading, reporting and data management systems of the Group used for the purpose of producing such information and subject to the relevant reporting remaining transparent and comprehensible, it shall provide the relevant amounts in the Other Currency in which such items are originally denominated.

B.	Net Loss Amount(s)

(a)	In respect of each Net Loss Amount that has occurred during the Quarterly Statement Period:

(i)	details of the Covered Asset to which that Net Loss Amount relates;

(ii)	the date on which each component of that Net Loss Amount occurred;

(iii)	the US$ amounts of each component of that Net Loss Amount (and, if the underlying currency of any component of that Net Loss Amount is an Other Currency, these amounts in such Other Currency);

(iv)

the US$ amounts and calculations of the corresponding elements of that Net Loss Amount (i.e. Initial Valuation, payables/receiveables from Permitted Litigation, Asset Repayments, Hedging Benefits, Hedging Costs and the Initial CS Difference (if applicable)); and

(v)

the US$ amount and the Base Currency amount (converted at the Applicable Exchange Rate, the Exchange Date being the relevant Realisation Date) of the Net Loss Amount and the Applicable Exchange Rate used for such conversion.

(b)

the aggregate amount of the total Shared Loss Amounts (in the Base Currency) that have occurred during the Quarterly Statement Period and the aggregate amount of the total Shared Loss Amounts (in the Base Currency) that have occurred since the Valuation Date.

C.	Business Plans

For each Portfolio

(a)	Detailed performance vs. relevant Business Plan, including status and trend analysis of metrics included in the relevant Business Plan;

(b)	P&L reports, including P&L attribution analysis;

(c)	Risk reports;

(d)	Stress testing results; and

(e)	Regulatory capital report.

D.	Valuations

Updated valuations of each Covered Asset, such valuations being (i) made as per the end of the relevant calendar quarter, (ii) made on the basis of the same method and principles as applied to the Initial Valuations and (iii) presented in such form and detail as is necessary for the Confederation to reflect the relevant transactions in Covered Assets correctly and timely in its Books and Records in accordance with the International Public Sector Accounting Standards, and other Government Entities (including the SFAO) to exercise their functions in this respect.

E.	Hedging

UBS shall provide information and commentary on material matters relating to Hedges pursuant to Clause 10.2, to include, without limitation, a summary of the material risk factors which UBS anticipates will be subject to dynamic hedging and any material information on close-out or macro hedges relating to the Covered Assets.

14.2.5	Corrections

Upon becoming aware of any material incompleteness, error or inaccuracy in any Quarterly Statement or relating to any Quarterly Statement Data, UBS shall notify and document the Confederation with a respective correction.

14.3	Requested Reports

(a)	The Confederation may from time to time (acting reasonably) require UBS to produce and deliver reports containing Information relating to:

Covered Assets

(i)	the application of any Asset Exclusion Criteria on or with respect to any Covered Asset or group of Covered Assets;

(ii)

details of any Realisation of any Covered Asset, group of Covered Assets or Covered Asset Class (including with respect to the nature and quantum of any Net Loss Amount and its components relating to such Covered Asset or group of Covered Assets);

(iii)

any material Hedges entered into in respect of any Covered Assets, group of Covered Assets or Covered Asset Class, in such granularity as is reasonably possible taking into account the nature of the specific hedging strategy applied;

(iv)	Covered Entities to the extent reasonably relevant for the purposes of the Loss Protection Guarantee;

(v)

any events or circumstances which have materially affected the level of Net Loss Amounts and Net Realisation Proceeds in respect of Covered Assets in aggregate or in respect of Covered Assets within particular Covered Asset Classes, and any events or circumstances considered by UBS to be reasonably likely to occur in future periods which could result in a material increase or decrease, as the case may be, in the level of such of Net Loss Amounts and Net Realisation Proceeds when compared with previous periods;

Valuation and Asset Management

(vi)	the valuation (including, without limitation, the Initial Valuation) and performance of any Covered Asset, group of Covered Assets or Covered Asset Class over any period;

(vii)

any circumstances in respect of which the Confederation considers that the Management and Administration of the Covered Assets (or any of them) is failing to comply with the Asset Management Provisions;

Reporting

(viii)	overview on any Report, Quarterly Statement Data or Notification Report provided to the Confederation;

(ix)

any material impact (actual or estimated, as appropriate) of any modifications that have occurred or are proposed to be made to, or failures of or deficiencies in, reporting methodologies or any other systems, processes and controls relating to Covered Assets, Conflicts or the LPG Documents;

(x)	any UBS Standard Reports (including the relevant UBS Standard Reports themselves);

Policies

(xi)	the impact of any material modifications that have been made, or are proposed to be made, to the Asset Management Framework or any Policy or the manner in which any of them is being implemented;

Other

(xii)	Compliance with the LPG Documents (including the systems, controls, processes, practices and policies of UBS and other Group Companies relating to the Covered Assets and Conflicts); or

(xiii)

any consultation with any Authority in relation to any material matter related to or in connection with the Loss Protection Guarantee or the LPG Documents (which may include Information not relating to the Covered Assets or the Loss Protection Guarantee to the extent required in connection with any state aid or other matters within the jurisdiction of the relevant Authority).

(b)	The Confederation may, acting reasonably, require a Requested Report to include a qualitative narrative discussion and analysis in respect of the matters which are the subject of the relevant Report.

14.4	Notification Reports

UBS shall, as soon as reasonably practicable after becoming aware of the relevant matter, give notice and deliver reasonable details to the Confederation of:

(a)

any extraordinary development of the Shared Loss Amount, including, without limitation, if the Net Loss Amounts realised or reasonably likely to be realised in a Realisation of (i) any Covered Asset, (ii) any group of Covered Assets or (iii) any Covered Asset Class is materially higher than expected;

(b)	any (not already reported) Conflict which could have a material impact on (i) any Covered Asset, (ii) any group of Covered Assets or (iii) any Covered Asset Class;

(c)	the occurrence of any Termination Event and the existence of any circumstances that it considers will or are reasonably likely to result in a Termination Event;

(d)	the occurrence of any Level 1 to Level 4 Trigger Event or circumstance that it considers will or is likely to result in the occurrence of any such event; and

(e)

any material Litigation being commenced by any third party (including any Authority) against any Group Company which UBS reasonably considers is likely to have a material adverse effect on (i) any material Covered Asset, (ii) any group of Covered Assets or (iii) any Covered Asset Class (and a description of that effect), or which UBS reasonably considers is likely to result in UBS or any other Group Company becoming unable to perform any of its material obligations under the LPG Documents (it being understood that Litigation between a Group Company and an Counterparty in relation to a Covered Asset shall not, of itself, require disclosure under this paragraph (e)).

14.5	Format of Information and Information Procedures

(a)

If and to the extent that any Information required to be produced or delivered to the Confederation or any relevant Government Entity on or before a day pursuant to the LPG Documents constitutes Information which UBS or any other Group Company is required by Applicable Law or Accounting Standards to publish, issue or release on or before that day or include in any reports or accounts published, issued or released by UBS or any other Group Company on or before that day, then UBS shall ensure that any such Information produced or delivered to the Confederation or any relevant Government Entity is prepared to at least the same standard as would be required for such publication, issue, release or inclusion.

(b)

Any Reports and Information shall be produced or delivered in the format specified in the LPG Documents or, if no such format has been so specified (or agreed between the Parties from time to time), in such a format as the Confederation reasonably considers appropriate for the purposes for which the relevant Information is required to be produced or delivered (taking into account any limitations of the trading, reporting and data management systems of the Group used for the purpose of producing any relevant Reports and Information to the extent reasonable in view of the importance of the Report and Information and the size and nature of the Loss Protection Guarantee). Any Requested Reports shall be delivered to the Confederation within 30 days upon request.

(c)

If the Confederation or UBS proposes any modification to a specified or agreed format for production or delivery of any Report, the Parties shall consult with each other in good faith (acting reasonably) to seek to agree such modification.

(d)

Each of the Parties shall liaise with each other in relation to any requests for, and the delivery of any, information to be delivered under or in connection with the LPG Documents and shall seek to establish suitable procedures for logging and tracking any information requests and deliveries.

(e)

The Confederation acknowledges that Information provided pursuant to this Clause 14 may contain estimates or statements of opinion or statements which relate to events or which depend on circumstances outside the control of the Group, or which may be of a subjective nature or subject to different interpretations (such estimates or statements only to the extent that they so relate and/or to the extent only that they are subjective or subject to different interpretations, “Good Faith Statements”). No liability will attach to any Group Company or its Representatives under any LPG Document in respect of any Good Faith Statement which is honestly held (to the extent it constitutes an opinion), given in good faith and prepared with reasonable skill and care, having made all due and reasonable enquiries.

14.6	Obligation to disclose

Notwithstanding any other provision of any LPG Document, neither UBS, nor any member of the Group, nor any of their Affiliates, nor any of their Representatives shall be obliged to disclose any information where such disclosure would be in breach of any Applicable Law or any contractual provision (where such contractual provision was reasonably required to enable a Realisation), except if and to the extent required by Swiss Applicable Law.

14.7	Continuing obligations

The rights and obligations pursuant to paragraph (a) of Clause 14.1, Clause 14.3 and Clause 14.5 are continuing and shall survive and remain binding for a period of 24 months from the payment of the Guaranteed Amount by the Confederation in accordance with the terms of this Agreement provided that during this time they shall only apply in respect of any information that the Confederation could have reasonably requested in respect of obligations of UBS in respect of this Agreement prior to such payment being made (taking into account the passage of time between such obligation and the request for information).

15.	ASSURANCE PLAN

(a)

By no later than 31 March 2024, UBS shall deliver to the Confederation, and thereafter maintain, an assurance plan (in a manner which is reasonably consistent with UBS’ internal standards for any comparable requirement) which is reasonably satisfactory to the Confederation (“Assurance Plan”) for a regular review by its internal audit or risk function and, to the extent that UBS considers appropriate, external auditors or other contractors, of:

(i)	the adequacy of the systems, controls, processes, practices and policies of UBS and other Group Companies for ensuring compliance with the LPG Documents; and

(ii)	whether, and the extent to which, any Group Company has failed to comply with the LPG Documents.

(b)

The Assurance Plan shall be reviewed by UBS’ internal audit or risk function (and, to the extent considered appropriate by UBS, external auditors or other contractors) as per paragraph (a) of this Clause 15 (i) for as long as the pro forma Shared Loss Amount is less than CHF 3,000,000,000 (in words: three billion Swiss francs), every two years, but in any case in the year during which such threshold is met, and (ii) thereafter, annually. The first review of the Assurance Plan shall take place in the calendar year 2024.

(c)

UBS shall prepare and deliver to the SOC and the Confederation, by no later than 30 June in each year in which a review of the Assurance Plan has to take place pursuant to paragraph (b), a report that sets out the results of the review conducted in accordance with the Assurance Plan and any changes to the systems, controls, processes, practices and policies of the members of the Group or other measures which UBS intends to implement, following such review, in order to ensure that it complies with the LPG Documents (“Assurance Report”).

PART V

AUDIT AND INVESTIGATION

16.	AUDIT AND INVESTIGATION RIGHTS OF THE CONFEDERATION

16.1	General audit and investigation rights

(a)	The Confederation and the SFAO (acting in its own right) shall at any time have the right to conduct any audit, investigation or review of, or in relation to, any or all of the following:

(i)	compliance by UBS or any other Group Company with its obligations under the LPG Documents;

(ii)	any Reports or other Information provided or delivered pursuant to the LPG Documents or otherwise in connection with the Loss Protection Guarantee;

(iii)	the payments made or to be made pursuant to the LPG Documents;

(iv)	the Covered Assets and the application of any Asset Exclusion Criteria on such Covered Assets;

(v)	the Initial Valuations of the Covered Assets and subsequent valuation updates pursuant to sub-paragraph D. (Valuations) of Clause 14.2.4;

(vi)	Realisations and the development of the Shared Loss Amount;

(vii)	governance;

(viii)	Conflicts (in particular, without limitation, in each case to the extent necessary to monitor compliance with the LPG Documents);

(ix)	any other aspect of the Loss Protection Guarantee or the LPG Documents; and

(x)

any other aspect of the business, financial condition and affairs of any Group Company to the extent that the Confederation considers it necessary (acting reasonably) in connection with monitoring the operation of, and risks relating to, the Loss Protection Guarantee and the Covered Assets or otherwise in connection with the LPG Documents.

(b)

The scope and duration of any such audit, investigation or review shall be determined by the Confederation or the SFAO (in its own right) (acting reasonably). UBS shall bear all external costs and expenses of any such audit, investigation or review in accordance with Clause 21.2.

(c)

Any such audit, investigation or review shall, where appropriate in the opinion of the Confederation or the SFAO (in its own right), be coordinated with FINMA and its general supervisory activities. FINMA’s own supervisory audit, investigation or review rights, and similar rights of other Government Entities, remain reserved and are unaffected by the Confederation’s and the SFAO’s audit rights in connection with the Loss Protection Guarantee.

(d)

UBS shall, and shall ensure that the NCL Unit and each Group Company will, subject to the LPG Principles, cooperate in all respects with any such audit, investigation or review, and shall make available to the Confederation such Representatives, premises and Information as the Confederation and its Representatives may reasonably require in connection with such audit, investigation or review, always subject to UBS’ confidentiality obligations.

(e)	In connection with such audit or investigation, UBS shall, and shall ensure that the NCL Unit and each other Group Company will:

(i)

permit the Representatives of the Confederation to visit UBS’ premises and examine any Books and Records relating to the Covered Assets and provide electronic copies thereof (upon the Confederation’s request in an electronic virtual data room, including, without limitation, maintaining the Virtual Data Room or making alternative, equivalent arrangements during the lifetime of the Loss Protection Guarantee), pursuant to the obligations under Clause 14;

(ii)

discuss with any such Representative of the Confederation any aspect of such Books and Records as the Confederation may request, and answer any questions that may be raised as part of such discussions; and

(iii)

provide the Representatives of the Confederation access to such of its Representatives, facilities and office space at UBS’ premises, IT and other systems, and other resources as the Confederation may require for that purpose.

16.2	Appointment of Monitors

(a)

If the Confederation has reason to believe that UBS is in any material respect not in compliance with this Agreement or any other LPG Document, it may ask any competent Federal authority to appoint a monitor. If such authority refuses to appoint such monitor, the Parties shall discuss in good faith alternative solutions for a period of up to 60 days (or such longer period as the Parties may agree). If the Parties cannot agree on an alternative solution, the Confederation may appoint an appropriate employee or official of the Confederation (“Monitors”) to attend meetings of any corporate body, committee or other forum of UBS or any other Group Company dealing with aspects of the Loss Protection Guarantee and request such information as it reasonably deems necessary for the purpose of enabling the Confederation to monitor UBS’ compliance with its obligations under the Loss Protection Guarantee. UBS shall ensure that any Monitors are permitted to attend such meetings. Clause 32 shall apply mutatis mutandis to Monitors.

(b)

If the Confederation notifies UBS that it wishes Monitors to attend any meeting pursuant to paragraph (a), UBS shall give the Confederation and the Monitors the same period of notice of the time, date and location for such meetings as is given to the members of the relevant body, committee or other forum and UBS shall send to the Confederation and the Monitors copies of all documents circulated for the purposes of such meetings and all minutes of those meetings at the same time as they are sent to such members.

(c)	The Monitors may, but shall not be required or obliged to, speak or participate in any way in any such meeting but shall have no voting rights.

PART VI

GOVERNANCE AND ORGANIZATIONAL REQUIREMENTS

17.	GOVERNANCE

17.1	Establishment of NCL Unit

(a)

UBS shall, by no later than the date of publication of the next quarterly financial statements immediately following the Signing Date, establish a separate organisational unit for the purpose of the implementation, administration and compliance with UBS’ obligations under this Agreement and the other LPG Documents.

(b)	The NCL Unit shall be maintained by UBS for the lifetime of the Loss Protection Guarantee.

17.2	Establishment of Policies

UBS shall establish and enact a Governance Policy, subject to the prior written consent of the Confederation (such consent not to be unreasonably withheld or delayed) within 90 days after the Closing Date and provide a copy thereof to the Confederation.

17.3	Governance and Organisation of NCL Unit

(a)	UBS shall establish a governance and organisation structure of the NCL Unit that is appropriate, efficient and sufficient to implement the LPG Principles.

(b)

UBS shall ensure that the NCL Unit manages and administers the Covered Assets at all times and in all respects in compliance with the principles set forth in Clause 10.1 and in accordance with this Agreement.

(c)	UBS shall establish and maintain the governance structure of the NCL Unit as required under this Agreement and the Governance Policy, providing in particular for:

(i)

a senior oversight committee or body (“SOC”) with direct access to the senior management of UBS, which has the competence and responsibility for the ultimate management of the NCL Unit and the independent oversight and supervision of the NCL Unit Management Team, in each case in respect of the Covered Assets;

(ii)	a management team in charge of the day-to-day management and responsibility for the operations of the NCL Unit (“NCL Unit Management Team”); and

(iii)	rules to prevent adverse effects due to any Conflicts.

(d)

The Confederation shall have the right to appoint, at its election, one (if the SOC consists of less than five members) or two (if the SOC consists of five or more members) members or observers to the SOC.

(e)	UBS shall consult the Confederation before any Realisation relating to, or which is reasonably likely to relate to, a Major Transaction.

(f)

The Governance Policy shall provide for governance rights in relation to the NCL Unit, including materiality thresholds and other qualifications for decisions to be taken in connection with Realisations at the level of the SOC.

17.4	Enhanced Oversight

(a)

At any time following the occurrence of a Level 1 Trigger Event, a Level 2 Trigger Event, a Level 3 Trigger Event or a Level 4 Trigger Event, the Confederation shall have the right to request (acting reasonably) from UBS, upon reasonable notice, to document and explain material events that contributed to the occurrence of that trigger event and measures taken and envisaged to be taken by UBS in relation to such Portfolio(s) to address these adverse developments.

(b)

If a Level 2 Trigger Event was mainly triggered by a material breach by UBS of a Policy and/or of a material provision of this Agreement and/or Applicable Law, the Confederation shall have the right to provide UBS with proposals of a (revised) Business Plan which complies with the LPG Principles proposing changes in the business strategy in relation to each Portfolio, together with the relevant Loss Budgets adapted accordingly, which proposal UBS shall consider in good faith and not unreasonably refuse.

(c)

If a Level 3 Trigger Event was mainly triggered by a material breach by UBS of a Policy and/or of a material provision of this Agreement and/or Applicable Law, the Confederation shall have the right to provide UBS with proposals of a (revised) Business Plan which complies with the LPG Principles proposing changes in the business strategy in relation to the Covered Assets in the aggregate and for each Portfolio, together with Loss Budgets adapted accordingly, which proposal UBS shall consider in good faith and not unreasonably refuse.

(d)

If a Level 4 Trigger Event was mainly triggered by a material breach by UBS of a Policy and/or of a material provision of this Agreement and/or Applicable Law, the Confederation shall have the right to:

(i)

provide UBS with proposals of a (revised) Business Plan which complies with the LPG Principles proposing changes in management and business strategy in relation to the NCL Unit or the Covered Assets in the aggregate and for each Portfolio, together with Loss Budgets adapted accordingly, which proposal UBS shall consider in good faith and not unreasonably refuse; and/or

(ii)

review the Governance Policy and provide UBS with proposals of a revision in compliance with the LPG Principles, in particular expanding rights or lowering applicable thresholds, including, without limitation, require that any Specified Action relating to any Covered Asset be, subject to the prior approval of the SOC, which proposal UBS shall consider in good faith and not unreasonably refuse.

17.5	Adoption of further Policies; Modifications to Asset Management Framework and Policies

(a)

The Confederation may propose to UBS the adoption of any policy or any other guidelines or the amendment of any Policy, which proposal UBS shall consider in good faith and not unreasonably refuse; in case of any proposal by the Confederation based on results reported in an Assurance Report or for other particular reasons as explained to UBS, UBS shall explain to the Confederation its reasons if it does not implement such proposal.

(b)	No material modification to the Asset Management Framework or any Policy shall be adopted or implemented unless:

(i)	UBS has given notice to the Confederation of the proposed modification;

(ii)	the proposed modification has been approved in writing by the SOC; and

(iii)	if a Level 4 Trigger Event has occurred: the proposed modification has been approved by the Confederation in advance in writing (such approval not to be unreasonably withheld or delayed).

(c)

Upon the occurrence of a Level 4 Trigger Event, the Confederation, acting reasonably following consultation with UBS and taking reasonably into account market conditions as well as the expenses, costs and time (to be) incurred by UBS in connection with such adoption or implementation and the size and nature of the Loss Protection Guarantee, may propose the adoption or implementation of such modifications to the Asset Management Framework and/or any Policy as it sees fit, which proposal UBS shall consider in good faith and not unreasonably refuse.

18.	ORGANISATIONAL REQUIREMENTS

18.1	Sufficient resources for NCL Unit

UBS undertakes to provide the NCL Unit with sufficient resources (financial and otherwise) to ensure compliance by UBS with its obligations under the LPG Documents.

18.2	Right of intervention

If the Confederation determines that UBS does not comply with its obligations under Clause 18.1, it shall notify UBS and the Parties shall enter into good faith negotiations for a period of up to 60 days (or such longer period as the Parties may agree) with a view to agreeing on any remedial action. Should the Parties not reach an agreement within that period, the procedure pursuant to Clause 25 shall apply.

19.	REMUNERATION

With respect to the obligations of UBS in connection with its compensation structure in view of the Loss Protection Guarantee, reference is made to the 2023 Remuneration Decree. Upon a corresponding request of the Confederation, UBS shall, within a reasonable time period following such request, provide to the Confederation the details of the content of its compensation system addressing the obligations of UBS pursuant to the 2023 Remuneration Decree.

PART VII

REPRESENTATIONS AND WARRANTIES AND COVENANTS

20.	REPRESENTATIONS

20.1	Initial Representations

Each Party (with respect to itself) makes the following representations and warranties to the other Party on the Signing Date:

20.1.1	Status

UBS is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets, and to carry on its business as it is being conducted.

20.1.2	Binding obligations

The obligations expressed to be assumed by it in the LPG Documents are, subject to any general principles of law limiting such obligations, legal, valid, binding and enforceable obligations.

20.1.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the LPG Documents do not conflict with:

(a)	any Applicable Law; or

(b)	in the case of UBS, its constitutional documents.

20.1.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the LPG Documents to which it is a party and the transactions contemplated by such LPG Documents.

20.1.5	Authorisations

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the LPG Documents; and

(b)	make the LPG Documents admissible in evidence in Switzerland,

have been obtained or effected and are in full force and effect.

20.2	Repeating Representations

UBS represents and warrants to the Confederation on each date a Quarterly Statement is provided to the Confederation in accordance with Clause 14.2 and on each date a Report is provided to the Confederation, in each case by reference to the facts and circumstances then existing, as follows:

(a)

Any factual Information contained in each Quarterly Statement and each Report was true and accurate in all material respects and not misleading as at the date of such Quarterly Statement or Report containing the Information or (as the case may be) as at the date the Information is expressed to be given; and

(b)

the Quarterly Statement Data and the financial Information contained in any Quarterly Statement have been prepared in accordance with UBS’ Accounting Standards for its consolidated financial statements.

PART VIII

FEES

21.	FEES, COSTS AND EXPENSES

21.1	Guarantee fees

(a)	UBS shall pay to the Confederation:

(i)

a non-recurring fixed set-up fee (“Set-up Fee”) in the amount of CHF 40,000,000 payable in two equal instalments on 30 June and on 30 September 2023, serving as compensation to the Confederation for the set up of the Loss Protection Guarantee;

(ii)

a maintenance fee (“Maintenance Fee”) in the amount of CHF 36,000,000 per annum, payable on a pro rata basis in arrears in equal instalments on each Quarter Date during the Maintenance Fee Calculation Period and on the last day of the Maintenance Fee Calculation Period; and

(iii)

an annual drawn portion fee (“Drawn Portion Fee”) in Swiss francs computed at the “Drawn Portion Fee Rates” (as set forth in the table below), calculated on the amount of CHF 9,000,000,000 as at each Quarter Date for each quarter within the Drawn Portion Fee Calculation Period, on a pro rata basis in the case of broken quarters, in which the Relevant Loss Amount is within the range set forth opposite the respective Drawn Portion Fee Rate.

Relevant Loss Amount	Drawn Portion Fee Rate
> CHF 3 billion and ≤ CHF 5 billion	0.40% per annum
> CHF 5 billion and ≤ CHF 6 billion	0.80% per annum
> CHF 6 billion and ≤ CHF 7 billion	1.20% per annum

> CHF 7 billion and ≤ CHF 8 billion	1.60% per annum
> CHF 8 billion and ≤ CHF 9 billion	2.00% per annum
> CHF 9 billion and ≤ CHF 10 billion	2.40% per annum
> CHF 10 billion and ≤ CHF 11 billion	2.80% per annum
> CHF 11 billion and ≤ CHF 12 billion	3.20% per annum
> CHF 12 billion and ≤ CHF 13 billion	3.60% per annum
> CHF 13 billion and ≤ CHF 14 billion	4.00% per annum

The accrued Drawn Portion Fee is payable on the date of payment of the Guaranteed Amount by the Confederation pursuant to Clause 9.3 and shall exclusively be settled by set-off against the Guaranteed Amount paid by the Confederation. In case no Demand for Payment is submitted or no payment of the Guaranteed Amount is made by the Confederation in accordance with this Agreement, the Drawn Portion Fee shall not become due and payable.

(b)	For the purpose of this Clause 21:

“Drawn Portion Fee Calculation Period” means the period from and including 1 October 2023 to and including the date of the submission of the Demand for Payment in accordance with paragraph (a) of Clause 9.2.

“Maintenance Fee Calculation Period” means the period from and including 1 October 2023 to and including the earlier of (i) the date of a Demand for Payment and (ii) the effectiveness of the termination of this Agreement pursuant to Clause 22.

“Relevant Loss Amount” means the aggregate of the Shared Loss Amount and the Unrealised Loss Amount, in each case as per the relevant Quarter Date and for the last (pro rata) quarter as per the last day of the Drawn Portion Fee Calculation Period.

“Unrealised Loss Amount” means, as per any Quarter Date (and for the last (pro rata) quarter as per the last day of the Drawn Portion Fee Calculation Period) and with respect to all Covered Assets which were not subject to a Realisation as per such Quarter Date (or as per the last day of the Drawn Portion Fee Calculation Period), the amount in the Base Currency (with each underlying US$ amount converted into the Base Currency at the Applicable Exchange Rate on the relevant Quarter Date (or as per the last day of the Drawn Portion Fee Calculation Period)) that would be determined as a Net Loss Amount on any Realisation as determined in accordance with paragraph (a) of Clause 8.1, provided that for these purposes where the (mark-to-market) book value of such Covered Asset (as reflected in the Books and Records of the relevant Group Company holding the relevant Covered Asset and in line with the principles set forth in paragraph (b)(iii) of Clause 5.3) as per such Quarter Date (or as per the last day of the Drawn Portion Fee Calculation Period):

(i)

is a positive, such value shall be applied as “Gross Realisation Proceeds” for the purposes of subparagraph (ii) of paragraph (a) of Clause 8.1 (and the Gross Realisation Payments in respect of such Covered Asset shall be deemed to be zero for the purposes of sub-paragraph (ii)); and

(ii)

is a negative, such value shall be applied as “Gross Realisation Payments” for the purposes of subparagraph (ii)) of paragraph (a) of Clause 8.1 (and the Gross Realisation Proceeds in respect of such Covered Asset shall be deemed to be zero for the purposes of sub-paragraph (ii)).

If the Unrealised Loss Amount as so calculated is negative, it shall be accounted for as a gain for the purpose of calculating the Relevant Loss Amount, and if such amount is positive, it shall be accounted for as a loss for the purposes of calculating the Relevant Loss Amount.

21.2	Costs and Expenses

21.2.1	Costs of UBS

UBS shall bear (or shall procure that other Group Companies and their respective Affiliates will bear) all of the costs and expenses incurred by UBS, any other Group Company and their respective Affiliates arising out of or in connection with the Loss Protection Guarantee and/or the LPG Documents.

21.2.2	Costs of FINMA and additional costs of the Confederation

(a)

UBS undertakes vis-à-vis FINMA in the sense of article 112 para. 2 of the CO (echter Vertrag zugunsten eines Dritten) to pay to FINMA within the timeline set out in paragraph (c) below the amounts of any and all Transaction Costs pursuant to paragraphs (a), (c) and (d) of the definition of “Transaction Costs” incurred by FINMA.

(b)

If the Transaction Costs incurred by the Confederation (including the SFAO) in 2023 exceed the amount of the Set-up Fee or if the Transaction Costs incurred by the Confederation (including the SFAO) in any other calendar year exceed the amount of the Maintenance Fee payable in such calendar year, UBS shall, within the timeline set out in paragraph (c) below, pay to the Confederation an amount equal to the amount by which the Transaction Costs in the respective calendar year exceed the amount of the Set-up Fee or the Maintenance Fee (as applicable) payable in such calendar year. Transaction Costs incurred by the Confederation in connection with the procedure set out in paragraph (b) of Clause 4.1.1 during the 90 day period set forth in such paragraph shall fall into the Set-up Fee.

(c)

Any payments pursuant to paragraph (a) or paragraph (b) shall be settled within 30 days upon submission to UBS of an invoice or invoices by FINMA or the Confederation, as applicable. UBS will confirm to FINMA or the Confederation , as the case may be, the contact details and (if applicable) reference numbers for such invoices.

(d)

UBS confirms and agrees that the management of FINMA’s and the Confederation’s external advisors is the sole responsibility of FINMA and the Confederation and UBS shall neither directly nor otherwise seek to influence the work of FINMA’s or the Confederation’s advisors. For confidentiality and conflict of interests reasons, other than a copy of the invoice issued to FINMA or the Confederation, no Information with respect to the services rendered or to be rendered to FINMA and the Confederation in connection with the LPG Documents and the Loss Protection Guarantee will be provided to UBS or its advisors.

(e)	The cost reimbursement obligations pursuant to this Clause 21.2.2 shall not prejudice any other cost reimbursement obligations of UBS pursuant to Applicable Law.

PART IX

REMEDIES

22.	TERMINATION

22.1	Termination Event

A termination event (“Termination Event”) occurs if:

(a)

(i) there is an intentional breach by UBS of any of the following obligations (and, with respect to a breach of the obligation set forth in sub-paragraph (a)(i)(E), such breach takes place repeatedly):

(A)

failure to prepare and deliver the information specifically requested by the Confederation under paragraph (a) or (b) of Clause 7.6 within 60 days upon first request in relation to a Realisation that is a Material Transaction or a Major Transaction, as applicable; or

(B)	failure to prepare and deliver a Quarterly Statement in accordance with Clause 14.2; or

(C)	failure to prepare and deliver an Assurance Report in accordance with paragraph (c) of Clause 15; or

(D)	refusal to comply with the obligation to respond to specific information requests by the Confederation, SFAO or FINMA under paragraph (d) of Clause 16 within 60 days upon first request; or

(E)	refusal to consult with the Confederation in accordance with paragraph (e) of Clause 17.3; or

(F)	failure to pay any of the fees when they become due under Clause 21;

(ii)	the Confederation duly notifies UBS of that breach and threatens the occurrence of a Termination Event; and

(iii)	the breach is continuing and remains unremedied by UBS and unwaived by the Confederation for a period of 90 days starting from the Confederation’s notice to UBS set out in sub-paragraph (ii); or

(b)	UBS moves, or resolves to move, its headquarters outside of Switzerland.

22.2	Partial termination

(a)

On and at any time after the occurrence of a Termination Event which is continuing, but which relates solely to a particular Covered Asset, or to a group of Covered Assets or to a Portfolio, the Confederation may deliver to UBS a “Partial Termination Notice”, in respect of that Covered Asset, or group of Covered Assets or Portfolio (as applicable). A Partial Termination Notice must state that it constitutes a Partial Termination Notice and specify:

(i)	the matter, event or circumstance giving rise to the Termination Event; and

(ii)

the Covered Asset, group of Covered Assets or Portfolio (as relevant) to which the Termination Event relates and which the Confederation (subject to Clause 22.3) is designating as “Partial Termination Assets” (the Covered Asset, or group of Covered Assets or Portfolio so designated being “Partial Termination Assets”).

(b)

If a Partial Termination Notice is delivered by the Confederation to UBS, then each Covered Asset or group of Covered Assets or Portfolio designated therein as a Partial Termination Asset shall be permanently excluded from the pool of Covered Assets and constitute Non-Covered Assets with immediate effect.

(c)

As an alternative to the delivery to UBS of a Partial Termination Notice, the Confederation may (at its sole discretion) elect to deliver a suspension notice with respect to a particular Covered Asset, or to a group of Covered Assets or to a Portfolio, in which case there shall be deemed no Shared Loss Amount in respect of such Covered Asset, or group of Covered Assets or Portfolio until such time as the breach has been remedied in a manner satisfactory to the Confederation.

22.3	Full termination

(a)

On and at any time after the occurrence of a Termination Event which is continuing and which does not relate solely to a particular Covered Asset, or to a group of Covered Assets or to a Portfolio, the Confederation may deliver to UBS a “Full Termination Notice”. A Full Termination Notice must state that it constitutes a Full Termination Notice and specify the matter, event or circumstance giving rise to the Termination Event.

(b)

If a Full Termination Notice is delivered by the Confederation to UBS, the obligations of the Parties under the LPG Documents shall, unless expressly stated otherwise in this Agreement, terminate with immediate effect.

22.4	Voluntary termination by UBS

(a)	UBS may, at any time before it has delivered a Demand for Payment, deliver to the Confederation a “Voluntary Termination Notice”. A Voluntary Termination Notice must state that:

(i)	it constitutes a Voluntary Termination Notice; and

(ii)	UBS wishes to terminate the obligations of the Parties under the LPG Documents.

(b)

If a Voluntary Termination Notice is delivered by UBS to the Confederation, the obligations of the Parties under the LPG Documents shall, unless expressly stated otherwise in this Agreement, terminate with immediate effect.

23.	DEFAULT INTEREST

(a)

If UBS or the Confederation fails to pay any sum payable by it under an LPG Document on the due date for payment, interest (“Default Interest”) shall accrue on that sum at a rate which is equal to five (5) per cent. for the period from (and including) the date from which default interest becomes due and payable in accordance with article 24 of the SubA to (but excluding) the date of actual payment of that sum (both before and after judgment).

(b)	Default Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 365 days.

24.	REMEDIES AND WAIVERS

(a)

No delay or omission by either Party in exercising any right, power or remedy provided by law or under or pursuant to any LPG Document shall (i) affect that right, power or remedy or (ii) operate as a waiver of it, and where no period of the exercise of a right is provided for, such right may be exercised at any time.

(b)

The single or partial exercise by either Party of any right, power or remedy provided by law or under or pursuant to any LPG Document shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

(c)

The exercise by either Party or any of their respective Representatives of any discretion under the terms of the LPG Documents (including in respect of any consent, approval, waiver or agreement that may be given under any LPG Document) shall in no way limit the manner in or extent to which that discretion may be exercised in future or (save as otherwise agreed in writing between the Parties) give rise to any amendment or modification to the LPG Documents or any rights or obligations thereunder.

(d)

Any right of any person under any LPG Document is cumulative and not exclusive of any other right (whether provided under any LPG Document, by law or otherwise), except and to the extent that any such exclusion is expressly stated in the LPG Documents.

PART X

DISPUTE RESOLUTION

25.	DISPUTE RESOLUTION

25.1	Notice, internal escalation and resolution among Parties

(a)

If a dispute arises between the Parties and this Agreement stipulates that the procedure pursuant to Clause 25 shall apply, the Confederation and/or UBS shall inform each other as soon as reasonably practicable in writing of such dispute (“Notice of Dispute”). Each Party shall upon receipt of such Notice of Dispute provide the other Party with written details of the dispute, the facts and related provision(s) of the LPG Documents in connection with which the dispute has arisen, the nature of the dispute, the Covered Entities and Covered Assets relevant to that dispute (where relevant) and the resolution sought.

(b)

The head of the NCL Unit Management Team (for UBS) and the Deputy Director of the Federal Finance Administration (for the Confederation) shall seek to meet each other as soon as reasonably practicable once a Notice of Dispute was delivered and endeavour to resolve such dispute and any questions related to it in good faith within 10 Business Days (or such other time period as the Parties may agree) from the date of the Notice of Dispute.

(c)

If the head of the NCL Unit Management Team and the Deputy Director of the Federal Finance Administration are for any reason unable to resolve the dispute within the timeframe provided in paragraph (b) or mutually agree to directly escalate the dispute, such dispute shall be referred upon request by any of them to the SOC (for UBS) and the Director of the Federal Finance Administration (for the Confederation) who shall endeavour to resolve the dispute in good faith within 30 Business Days (or such other time period as the Parties may agree) upon expiry of the time period provided in paragraph (b) or the mutual agreement to escalate, as applicable. In case the Confederation has appointed a Representative to the SOC in accordance with paragraph (d) of Clause 17.3, or a Monitor in accordance with paragraph (a) of Clause 16.2, such Representative or Monitor shall not attend or participate in discussions of UBS about such dispute.

(d)

This agreement to negotiate in accordance with paragraphs (b) and (c) in the event of a dispute is binding and creates enforceable obligations. All discussions and meetings between the Parties in connection with such dispute are to be “without prejudice”, and the details of the discussions and any meetings, minutes and/or statements relating to such meetings shall be inadmissible in any court or other proceedings that may follow.

25.2	Submission to Expert

(a)

If the SOC and the Director of the Federal Finance Administration have not resolved a dispute within the timeframe of paragraph (c) of Clause 25.1, and the disputes relates to any disputed fact in relation to this Agreement, either Party may in addition to and without prejudice to Clause 25.6, propose to submit the relevant disputed question (“Expert Question”) to an Expert for assessment and final determination.

(b) If the Confederation and UBS cannot agree on an Expert within 10 Business Days upon expiry of the time period provided in paragraph (c) of Clause 25.1, the Confederation and UBS shall each designate one person that has the quality of an Expert and those two persons so designated shall agree on an Expert. Any Expert shall be independent and impartial in the meaning of article 34 of the Federal Act on the Federal Supreme Court (Bundesgesetz über das Bundesgericht) (SR 173.110).

25.3	Expert determination

Following the appointment of an Expert in accordance with Clause 25.2:

(a)

The Confederation and UBS shall have the right to make representations and submissions to the Expert. The Party proposing the appointment of an Expert shall file a statement with all the documents on which it relies within 20 Business Days of the appointment of the Expert and the other Party shall thereafter also file its counter-statement with all the documents on which it relies within 20 Business Days. The Expert shall decide on the further procedure, taking care that both Parties are given equal opportunity to present their point of view.

(b)

The Expert may request any data, Information, submissions or other work papers, schedules, certificates and other documents which he/she/it considers necessary for the determination to be made in connection with the Expert Question and, as determined by the Expert, the Confederation and/or UBS shall comply with such requests as soon as reasonably practicable, except if (and to the extent that) doing so would breach any Applicable Law or contractual obligation. All data, Information, submissions or other documents supplied to the Expert by UBS shall be copied simultaneously to the Confederation and vice versa. When making requests, the Expert shall at all times respect the equal treatment and right to be heard of both parties.

(c)

The Expert shall make the determination on the Expert Question in writing and giving reasons for that determination, as soon as practicable and, in any event, within 60 Business Days following its appointment.

(d)

Analogous to an expert (Schiedsgutachter) determination according to article 189 of the Swiss Code of Civil Procedure (Schweizerische Zivilprozessordnung), the Expert’s determination on the Expert Question shall be final and binding on the Parties unless the Expert’s determination on the Expert Question has been stated in a prejudiced manner or is manifestly incorrect or there existed any ground for recusal against the Expert.

(e)	The costs and expenses of the Expert shall be borne equally by the Confederation and UBS.

(f)

All data, Information, submissions and other documents supplied to the Expert shall be strictly confidential and not be used by the Expert, UBS or the Confederation for any other purpose other than the determination of the relevant Expert Question(s). Any such data, Information, submissions and other documents may be disclosed (i) to the Confederation or UBS’ Representatives, (ii) if required under Applicable Law or by the rules of any relevant securities exchange, (iii) for the purpose of enforcement of any determination of the relevant Expert Question(s) or (iv) in accordance with other provisions of this Agreement permitting disclosure.

25.4	Inability to resolve Expert Question

If the Expert relinquishes its appointment or if it becomes apparent that it will be unable or unwilling to complete the duties specified in its appointment, the Confederation and UBS may agree in writing to appoint an alternative Expert. For such appointment, Clause 25.2 shall apply mutatis mutandis.

25.5	Privileged Information

Nothing in this Clause 25 shall entitle the Confederation, UBS or the Expert to access any Information or document which is protected by legal professional privilege, provided that neither the Confederation nor UBS shall be entitled to refuse access to such part or parts of documents which are not protected by such legal professional privilege.

25.6	Court proceedings and other urgency measures reserved

(a)

If the SOC and the Director of the Federal Finance Administration have not resolved a dispute within the timeframe of paragraph (c) of Clause 25.1, either Party shall have the right to initiate court proceedings regarding such dispute.

(b)

A Party shall always have the right to initiate court or other proceedings or to perform any other act without having to comply with the procedure provided for under this Clause 25 if such initiation of court or other proceedings or the performance of such other act is required to safeguard any of such Party’s rights or to comply with any of such Party’s obligations, such as in particular, but not limited to, to interrupt a statute of limitations or meet a statutory deadline or any other time limit imposed by a competent court or authority.

PART XI

TAXATION

26.	VALUE ADDED TAXES

Each sum (including any sum payable pursuant to Clause 21) payable by UBS under or in connection with the LPG Documents is expressed exclusive of any amount in respect of VAT which is chargeable on any supply or supplies for which such sum (or any part thereof) is the whole or part of the consideration for VAT purposes. If the Confederation of any Government Entity, in connection with the LPG Documents, makes (or is deemed to make) any supply for VAT purposes in consideration for such sum (or any part thereof) and VAT is or becomes chargeable in respect of such supply, UBS shall promptly pay to the Confederation or such Government Entity an additional sum equal to the amount of such VAT. If UBS, in connection with the LPG Documents, makes (or is deemed to make) any supply for VAT purposes and VAT is or becomes chargeable in respect of such supply, UBS shall bear such VAT unless such VAT is recoverable by the Confederation or the relevant Government Entity (as applicable) receiving the supply.

PART XII

MISCELLANEOUS

27.	RESERVATION OF RIGHTS AND OBLIGATIONS

The rights and obligations of the Parties under this Agreement (including, without limitation, under Clause 32) shall be without prejudice to any rights or competencies of the Confederation, any Government Entity or any government office or obligations of UBS or any other Group Company under any supervisory laws and other Applicable Law, which rights, competencies and obligations remain reserved in all respects.

28.	CONFIRMATION OF EFFECTIVENESS

The Confederation undertakes to confirm to UBS, upon a corresponding request of UBS, on the fourth anniversary of the Signing Date and thereafter every four years to be bound by its obligations under the LPG Documents.

29.	NATURE OF PARTIES’ RIGHTS AND OBLIGATIONS

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) pursuant to art. 530 et seq. CO (as the case may be, applied as public law).

30.	PAYMENT MECHANICS

30.1	Currency of account

(a)	Subject to paragraphs (b) and (c), each payment under this Agreement shall be made in Swiss francs.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred, or, at the election of the Confederation, in Swiss francs.

(c)	Any amount expressed in this Agreement to be payable in a currency other than Swiss francs shall be paid in that other currency.

30.2	No set-off

Any matured obligation due under Clause 9.3 may be set off against any obligation due and payable under Clause 21 (and vice versa). Other than that, all payments required to be made by any person under any LPG Document shall be made without (and free and clear of any deduction for) set-off or counterclaim.

30.3	Business Days

Any payment under the LPG Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

30.4	Accounts

(a)	Payments to the Confederation shall be made to such account as may be notified to UBS in writing by the Confederation from time to time.

(b)	Payments to UBS shall be made to such account as may be notified to the Confederation by UBS from time to time.

(c)

Any change in the account or account details for payment shall be notified to the party required to make the payment. Any such change shall take effect on the date falling five Business Days after such notice is delivered or, if later, the date specified in the notice.

31.	ASSIGNMENTS AND TRANSFERS

Except if otherwise provided in this Agreement or any other LPG Document, no person may assign any of its rights or transfer any of its rights and obligations under the LPG Documents, neither by way of a (partially) universal succession ((partielle) Universalsukzession) pursuant to the Swiss Merger Act nor otherwise.

32.	CONFIDENTIAL INFORMATION

32.1	Confidentiality

32.1.1	Confidentiality and limits on use

(a)

Except (w) as expressly set forth in this Agreement or any other LPG Document (including, without limitation, to the extent required for any Party to enforce or safeguard any of its rights under any LPG Document or to initiate the procedure pursuant to Clause 25), (x) as permitted or provided for under any Applicable Law (including, without limitation, the Ordinance and any Swiss banking and supervisory laws), (y) with respect to the Confederation, as is customary in the business between Government Entities, government offices, the Federal Council and/or the Federal Assembly and its commissions or (z) with the prior consent of the other Party, each Party receiving Confidential Information (“Receiving Party”) from the other Party or any of such Party’s Affiliates or its or their Representatives (collectively, “Disclosing Party”) shall:

(i)

keep any and all Confidential Information of the Disclosing Party strictly confidential and protect the Confidential Information of the Disclosing Party against disclosure in at least the manner and with at least the degree of care, but not less than a reasonable degree of care, with which it protects its own confidential information of such nature;

(ii)	not disclose, or otherwise make available any Confidential Information of the Disclosing Party or any of its Affiliates to anyone; and

(iii)

not use any Confidential Information of the Disclosing Party for any purpose other than in connection with the Loss Protection Guarantee and/or any rights and obligations under any LPG Document or any other purpose as agreed between the Parties from time to time or, with respect to the Confederation, as is required by the legal mandate of any Government Entity or government office receiving Confidential Information.

(b)

Notwithstanding the above, the Confederation may disclose Confidential Information of UBS or its Affiliates if permitted or provided for under any Applicable Law (including, without limitation, the Ordinance and any Swiss banking and supervisory laws) to other Government Entities or government offices (including SNB, FINMA, SFAO, the Federal Assembly and its commissions), and its and their Representatives.

32.1.2	Non-confidential information

The obligations set forth in this Clause 32 shall not apply to Confidential Information that:

(a)	is or becomes part of the public domain without breach of confidentiality obligations by the Receiving Party or its Representatives;

(b)

was already lawfully in possession of the Receiving Party (including, with respect to the Confederation, any Government Entity or government office (including the SNB, FINMA, the SFAO, the Federal Assembly and its commissions)) or its or their Representatives prior to disclosure by the Disclosing Party and free of any restrictions as to its use or disclosure, as evidenced by written records;

(c)	was legally received from any third party without breach of confidentiality obligations by that third party or its Representatives;

(d)

was independently developed by or has only been used as a basis of notes and analyses prepared by the Receiving Party (including, with respect to the Confederation, any Government Entity or government office (including the SNB, FINMA, the SFAO, the Federal Assembly and its commissions)) or its Representatives; or

(e)

the Disclosing Party (including, with respect to the Confederation, any Government Entity or government office (including the SNB, FINMA, the SFAO, the Federal Assembly and its commissions)) has notified the Receiving Party or its Representatives in writing, is not of a confidential nature.

32.1.3	Required disclosure

(a)

Subject to paragraph (b), in the event that the Receiving Party or its Representatives are requested or required to disclose pursuant to any Applicable Law or by order or decree of any court or tribunal of competent jurisdiction, all or any part of the Confidential Information (a “Disclosure Requirement”), the Receiving Party shall, and shall cause its Representatives to, to the extent permissible by the Disclosure Requirement (or, for the avoidance of doubt, other Applicable Law):

(i)	provide the Disclosing Party with prior written notice as promptly as reasonably practicable of any such Disclosure Requirement, including the details and timing of such request;

(ii)

provide the Disclosing Party with a list of the Confidential Information (and, if applicable, the text of the disclosure language itself) that is intended to be disclosed in response to such Disclosure Requirement and, where possible, consult and cooperate with the Disclosing Party regarding any action that the Disclosing Party may reasonably request from the Receiving Party or its Representatives, including to challenge the validity or to limit the scope of the Disclosure Requirement or the content, timing and manner of such disclosure and to take into account all reasonable requirements of the Disclosing Party in relation thereto; and

(iii)

disclose only that portion of the Confidential Information that is the minimum legally required or requested to be disclosed (which may be based on legal advice obtained) and to use reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information.

(b)

Paragraph (a) shall not apply to any disclosure pursuant to paragraph (b) of Clause 32.1.1 or the Ordinance or applicable banking or supervisory laws (or, for the avoidance of doubt, other Applicable Law) which shall be permissible without any restrictions except as set forth in the Ordinance or such banking, supervisory laws or other Applicable Law.

32.1.4	Securities and other applicable laws and confidentiality obligations

Each Party acknowledges and agrees that:

(a)

some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated and prohibited by Applicable Law relating to insider trading, including the FinMIA, and it shall not, shall direct its Representatives not to, disclose nor use any Confidential Information for any unlawful purpose nor to trade in any securities or any other financial instruments of any person in contravention of any Applicable Law;

(b)	a breach of this Clause 32 may constitue a breach of applicable banking, business or official/professional secrecy or data protection laws or regulations; and

(c)	a breach of this Clause 32 may also give rise to claims by third parties towards which the Disclosing Party is under a confidentiality obligation,

provided that in case of each of paragraph (a) and (b), the obligations in this Clause 32 will survive the termination of this Agreement for such longer duration as under such Applicable Law.

32.2	Miscellaneous

32.2.1	No rights conferred

The Parties expressly acknowledge and agree that disclosure of Confidential Information does not and shall not be deemed to confer any rights whatsoever upon the Receiving Party, its Affiliates or its or their Representatives in respect of the Confidential Information disclosed hereunder, and the Disclosing Party shall retain all proprietary and other rights in the Confidential Information.

32.2.2	Third party rights

The Receiving Party’s obligations under this Clause 32 shall be owed only to the Disclosing Party. The Parties do not require the consent of any person having such right when making any amendments to this Clause 32 or any other provision of this Agreement at any time.

32.2.3	No waiver of privilege

The Receiving Party acknowledges and agrees that to the extent that any Confidential Information is protected by legal professional privilege, disclosing such Confidential Information to the Receiving Party or any of its Representatives does not constitute a waiver of privilege or any other rights which the Disclosing Party may have in respect of such Confidential Information. Subject to Applicable Law, the Receiving Party further acknowledges and agrees that it will assert such privilege in response to any attempt to compel disclosure of the Confidential Information.

32.2.4	Entire agreement

This Clause 32 constitutes the entire agreement between the Parties in relation to their obligations under the LPG Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information, including the Confidentiality Agreements (but without prejudice to any accrued rights or obligations under the Confidentiality Agreements at the date of termination).

32.2.5	Continuing obligations

The obligations in this Clause 32 are continuing and shall survive and remain binding on each Party for a period of 24 months from the earlier of:

(a)	any termination of this Agreement (including, without limitation, in accordance with Clause 22.3 or Clause 22.4); and

(b)	the payment of the Guaranteed Amount by the Confederation in accordance with the terms of this Agreement.

33.	DATA PROTECTION

(a)

If and to the extent that the Confederation or any of its Representatives is or becomes a Data Controller in respect of any Personal Data which forms part of any Information provided by UBS pursuant to this Agreement (“Relevant Personal Data”), then

(i)

the Confederation or its Representative (as applicable) shall not disclose Information to third parties in response to a Data Subject access request unless (and to the extent) it reasonably considers that it is obliged to do so by Applicable Law. In any case, the Confederation or its Represenatives (as applicable) shall ensure to not disclose Confidential Information in response to a Data Subject access request and maintain secrecy with regard thereto;

(ii)

prior to the date on which such response must be made pursuant to Applicable Law, the Confederation shall consult with UBS for a period of no less than five Business Days (or for a longer period if reasonably necessary) and take into account all reasonable representations made by UBS concerning whether such disclosure is required and the form of that disclosure;

(iii)

where the Confederation or its Representative reasonably considers that such disclosure is required by Applicable Law, the Confederation shall remove or redact Information and Confidential Information from the material to be disclosed to the fullest extent it reasonably considers permissible or required under Applicable Law; and

(iv)

if the Confederation determines that disclosure pursuant to Applicable Law is required and UBS has objected to such disclosure or its extent, the Confederation shall give UBS as much prior notice as is reasonably practicable prior to such disclosure being made.

(b)

UBS shall as soon as reasonably practicable (and shall ensure that each relevant Group Company will) provide to each of its or their clients and counterparties in respect of which a Group Company, acting as the Data Controller, holds Personal Data (“Relevant Persons”) under Applicable Law including in particular the purposes for which they may process Relevant Personal Data together with such other information as may be necessary under the FADP (and any equivalent obligation under any other Applicable Law) in respect of their processing of Relevant Personal Data pursuant to this Agreement, including to satisfy the obligations of the Confederation and its Representatives. It is the intention of the Parties that the Information to be provided to Relevant Persons pursuant to this Clause 33 shall, to the extent that it is in accordance with Applicable Law, be included as part of the general communications between the relevant Group Company and the Relevant Persons made in the ordinary course of such Group Company’s business.

(c)

To the extent that the Confederation’s exercise of its rights under this Agreement would cause it or any of its Representatives to be subject to any Applicable Law of a jurisdiction other than Switzerland that imposes obligations:

(i)	in respect of the use of Information the same as or similar to Personal Data; or

(ii)

which are similar in nature to any of those in the FADP but which apply to any Information relating to Relevant Persons that forms part of any Information provided by any Group Company pursuant to this Clause 33,

UBS shall (and shall procure that each Group Company will) do all such things as required and allowed by Applicable Law in order to ensure that access to and use of the Information by the Confederation and its Representatives in accordance with this Agreement complies with that Applicable Law. Without prejudice to the foregoing, UBS shall notify the Confederation of the requirements of any such Applicable Law (to the extent they relate to the Confederation and any of its Representative’s access to and use of the Information in accordance with this Agreement) and shall discuss with it the steps that it intends to take, and shall keep the Confederation informed of the steps it does take, to comply with this Clause 33.

(d)

UBS acknowledges and agrees that nothing in this Agreement shall result or be deemed to result in any Group Company, on the one hand, and the Confederation or any of its Representatives, on the other, becoming joint Data Controllers with respect to any Personal Data and accordingly neither the Confederation nor any of its Representatives shall have any liability with respect to any breach of the obligations of any Group Company as a Data Controller from time to time, and nor shall any Group Company have any liability with respect to any breach of the obligations of the Confederation or any of its Representatives as a Data Controller from time to time (other than to the extent that any such breach of one Party or its Representative’s obligations is caused by a violation of the other Party’s obligations under this Agreement or an LPG Document).

(e)	To the extent applicable, the provisions of article 6 of the Ordinance and the provisions of any other Swiss Applicable Law relating to the subject matter of this Clause 33 remain reserved.

34.	NOTICES AND COMMUNICATION

34.1	Notices and declarations in writing or text form

Any communication to be made under or in connection with the LPG Documents with legal effect, in particular any notices or declarations pursuant to this Agreement, shall be in writing or in text form by e-mail, registered mail or by courier.

34.2	Language

(a)	Any communication or document under or in connection with the LPG Documents with legal effect must be in English.

(b)

Communications or documents without legal effect may be in another language, but either Party may request a certified English translation which will prevail unless the document is a constitutional, statutory or other official document.

34.3	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the LPG Documents is:

(a)	for notices to the Confederation:

Federal Department of Finance

Bundesgasse 3

3003 Bern

Switzerland

For the attention of: Deputy Director Federal Finance Administration

E-Mail: EFV-Direktionssekretariat@efv.admin.ch

(b)	for notices to UBS:

UBS AG, London Branch (on behalf of UBS Group AG)

5 Broadgate, London

EC2M 2QS United Kingdom

For the attention of: Non-Core Unit, UBS Group

E-Mail: OL-NCL-Guarantee@ubs.com

or any substitute or additional address or e-mail address or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice, either in general or for particular subjects or purposes.

34.4	Delivery

Any communication or document made or delivered by one person to another under or in connection with the LPG Documents will only be effective:

(a)	if by way of e-mail, when it has been received by the addressee; and

(b)

if by way of registered mail or courier (in each case return receipt requested), when it has been delivered by the postal services or the courier to this address or, where applicable, seven days after the first unsuccessful delivery attempt to this address.

35.	PUBLICITY

(a)

Subject to paragraph (b), to the extent permitted under Applicable Law and to the extent practicable in the opinion of the relevant Party, each Party shall consult the other Party before disclosing any LPG Document or making any public statement with respect to the Loss Protection Guarantee.

(b)	The Parties shall use their best efforts to ensure that the content of Schedules 3–6 is not disclosed in any public filings or other public disclosures.

36.	INDEPENDENT ADVICE

(a)

UBS acknowledges and agrees that neither the Confederation, nor any Government Entity nor any of their respective Representatives is acting as agent or fiduciary of any member of the Group or any of its Affiliates, or any of their respective Representatives. In addition, UBS acknowledges that neither the Confederation, nor any Government Entity nor any of their respective Representatives is advising any member of the Group or any of its Affiliates, or any of their respective Representatives, as to any financial, legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Neither the Confederation, nor any Government Entity nor any of their respective Representatives shall have any responsibility or liability to any member of the Group or any of its Affiliates, or any of their respective Representatives, with respect thereto.

(b)

In the negotiation of this Agreement, each Party has received advice from its own attorneys and advisers. The language used and the content agreed in this Agreement is the language and content chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the respective provision.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the LPG Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. In this case, the Parties shall negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being illegal, invalid or unenforceable, and shall execute all agreements and documents required in this connection; whereby it is expressly understood that nothing in this provision shall restrict any right of the Parties to exercise any of its rights under any LPG Document. The same shall apply mutatis mutandis in case of omissions.

38.	ENTIRE AGREEMENT AND CONFLICTS

(a)

This Agreement, including the Schedules and any other agreements and documents referred to herein, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. All references to this Agreement shall be deemed to include the Schedules hereto.

(b)	In case of an inconsistency between any of the provisions of this Agreement and any other LPG Document, the provisions of this Agreement shall prevail.

39.	AMENDMENTS AND WAIVERS

(a)	Any term of, or right under, the LPG Documents (including this Clause 39) may be amended or waived only with the written consent of each Party.

(b)

If any Party considers at any time that (i) the operation, interpretation or application of any provision of the LPG Documents is in conflict with the LPG Principles, (ii) any provision of the LPG Documents contains a manifest error, (iii) any provision of the LPG Documents does not include such content as is required to ensure that it achieves its intended purpose, (iv) a threshold is not adequate in view of its intended purpose (as it applies in too few instances or in too many instances) or (v) it is necessary to modify any provision of an LPG Document or to introduce a new provision into the LPG Documents in order for the LPG Documents to properly reflect the original intention of the Parties on the basis of the LPG Principles or to take account of any Change in Law (each, an “LPG Document Inaccuracy”), such Party shall notify the other Party in writing of such LPG Document Inaccuracy (such notice, a “Modification Notice”). Following receipt of a Modification Notice, the Parties shall enter into good faith negotiations (for a period of up to 40 Business Days) with a view to agreeing on any amendments or modifications to the provisions of the LPG Documents (or any of them) the Parties deem necessary to take into account and correct the LPG Document Inaccuracy referred to in such Modification Notice, taking into account the limited information available at Signing Date and the limited time available to negotiate this Agreement.

(c)

Following (i) the fourth anniversary of the Signing Date and (ii) the Realisation of Covered Assets corresponding to more than 70% of the aggregate amount of the Initial Valuations of all Covered Assets, the Parties shall discuss in good faith whether any amendments or modifications shall be made to the provisions of the LPG Documents (or any of them) in light of any changed circumstances.

40.	COUNTERPARTS AND CONCLUSION OF CONTRACT

(a)	Each LPG Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the LPG Document.

(b)	Each LPG Document may be concluded by an exchange of signed signature pages, attached as an electronic photocopy (.pdf, .tif, etc.) to e-mail.

PART XIII

GOVERNING LAW AND JURISDICTION

41.	GOVERNING LAW

This Agreement and the rights, benefits and obligations of the Parties hereunder are of public law nature (öffentlich-rechtlicher Natur) and shall be governed by and construed in accordance with substantive public law of Switzerland (i.e. with the exception of conflict of law rules). The provisions of the CO apply subsidiarily as public law.

42.	JURISDICTION

In case of any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, the Federal Administrative Court decides based on a claim pursuant to article 35 para. a of the Swiss Federal Act on the Federal Administrative Court (Bundesgesetz über das Bundesverwaltungsgericht) of 17 June 2005 (SR 173.32). The admissibility of appeals against judgements of the Federal Administrative Court is determined in accordance with the general provisions on the federal administration of justice (richtet sich nach den allgemeinen Bestimmungen über die Bundesrechtspflege).

***

SCHEDULE 1

Definitions Schedule

“2023 Remuneration Decree” means the decree of the Federal Finance Administration dated 23 May 2023 regarding the ordering of measures in the area of compensation pursuant to article 10a of the Banking Act.

“Accounting Standards” means (i) IFRS and (ii) any other accounting standards generally accepted in the jurisdiction of incorporation of the relevant person and approved by the relevant regulatory or other accounting bodies in that jurisdiction and which apply in respect of that person.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this agreement including all its Schedules.

“Applicable Entity” means (a) any member of the Group and (b) any entity that would be consolidated into the balance sheet of the Group if such balance sheet were to be prepared in accordance with the Static Accounting Standards.

“Applicable Exchange Rate” means, with respect to an amount denominated in any Other Currency, the relevant spot rate as determined according to usual market practice.

“Applicable Law” means any and all law (whether civil, criminal or administrative), statutes, statutory instruments, treaties, conventions, regulations or rules made thereunder in any applicable jurisdiction, including any rules of any Authority, in each case which are binding on any Party or the relevant other person or in respect of the relevant matter as the context requires.

“Asset Exclusion Criteria” has the meaning given to it in paragraph (a) of Clause 4.1.2.

“Asset Management Framework” means a written Policy designated as such and setting out the details referred to in Clause 10.4.2.

“Asset Management Objective” means, subject to the LPG Principles, in first priority to minimise the Net Loss Amounts and in second priority to maximise the expected net present value of the Covered Assets, including by minimising losses and potential losses and maximising recoveries and potential recoveries in respect thereof.

“Asset Management Principles” means the principles set forth in Clause 10.1.

“Asset Management Provisions” means the provisions regarding asset management set forth in

Part III (Asset Management).

“Asset Pool” has the meaning given to it in paragraph (a) of Clause 4.1.1.

“Asset Pool Schedule” has the meaning given to it in paragraph (a) of Clause 4.1.1.

“Asset Repayments” means an amount (positive or negative) equal to the sum of any repayments which are received (in which case, positive) or paid (in which case, negative), as the case may be, by any Group Company in connection with a Covered Asset, including repayment of capital, principal or reserves which are received or paid on or after the Valuation Date.

“Assurance Plan” has the meaning given to it in paragraph (a) of Clause 15.

“Assurance Report” has the meaning given to it in paragraph (b) Clause 15.

“Authorisations” means authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarisations, registrations, orders, recognitions, grants, confirmations, clearances and permissions.

“Authority” means (i) any government, (ii) any governmental or quasi-governmental authority, body, agency or association, (iii) any supranational, federal, state or local government, (iv) any statutory, regulatory or self-regulatory body, agency or association, (v) any body, agency or association having the power to impose, collect or administer any Tax and (vi) any court, tribunal or other judicial body.

“Banking Act” means the Federal Act on the Banks and Saving Banks (Bundesgesetz über die Banken und Sparkassen (Bankengesetz, BankG)) of 8 November 1934 (SR 952.0).

“Base Currency” means CHF.

“Books and Records” has the meaning given to it under Swiss law and includes all notices, correspondence, orders, enquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine-readable programs or other records.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in Zurich and Berne, Switzerland.

“Business Plan” means the business plan agreed upon between the Parties in accordance with Clause 6.

“Change in Law” means the occurrence of any of the following after the Signing Date:

(a)	the enactment or coming into effect of any Applicable Law;

(b)	any amendment, supplement, restatement, re-enactment or replacement of any Applicable Law (whether carried out by primary or secondary legislation or otherwise);

(c)	the publication or announcement by any Authority, following the Signing Date of a change in, or clarification of, the interpretation or application of any Applicable Law; or

(d)	any decision of any court, tribunal or other judicial body relating to the interpretation or application of any Applicable Law,

other than (i) the coming into effect of any Applicable Law (or any amendment, supplement, restatement, re-enactment or replacement thereof) which was enacted, or published or announced in final form, prior to the Signing Date with a commencement date after the Signing Date and (ii) any decision referred to in paragraph (d) above which was made prior to the Signing Date but which takes effect after the Signing Date.

“CHF” and “Swiss francs” denote the lawful currency of Switzerland.

“Clause” means any clause in this Agreement.

“Closely Related Hedge” has the meaning given to it in paragraph (a) of Clause 10.2.

“Closing Date” means the date of the Closing of the Merger.

“Closing of the Merger” means the entry of the Merger in the competent commercial register.

“CO” means the Swiss Code of Obligations (Bundesgesetz betreffend die Ergänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil: Obligationenrecht)) of 30 March 1911 (SR 220).

“Confederation” means the Swiss Confederation, represented by the Federal Department of Finance (Eidgenössisches Finanzdepartement).

“Confederation Confidential Information” means (i) all Information relating directly or indirectly to the Confederation or any of its Representatives which any Group Company or its Representatives receives or shall have received from the Confederation, any of its Representatives or any third party who has received the Information from the Confederation or any of its Representatives in connection with this Agreement (including all such Information which any Group Company or any of its Representatives prepares which contains or reflects or is generated from such Information); and (ii) all Information relating to or arising from negotiations, discussions and correspondence in connection with the Agreement between (i) the Confederation or any of its Representatives and (ii) any Group Company or any of its Representatives.

“Confidential Information” means Confederation Confidential Information and/or UBS Confidential Information.

“Confidentiality Agreements” means (i) the confidentiality agreement between the Confederation and CSG dated 4 April 2023 and (ii) the confidentiality agreement between the Confederation and UBS dated 6 April 2023.

“Conflict” means any actual or potential conflict of interests (whether in respect of assets, exposures, rights, interest, duties, liabilities, obligations, risks or otherwise) which may be material (a) between the Confederation and any Group Company, (b) within the Group, (c) between a Group Company and any Counterparty or (d) between a Group Company and any Covered Asset Purchaser.

“Conflicts Certificate” means a certificate that:

(a)	identifies the relevant Covered Asset;

(b)

confirms that all agreements, transactions or arrangements entered into or effected either (i) in connection with the Management and Administration of that Covered Asset or (ii) which constitute, create or give rise to any Conflict with respect to that Covered Asset, in either case during the period from and including the Closing Date to and including the Realisation Date (“relevant period”) in respect of that Covered Asset were commercially fair and reasonable and on arm’s length terms;

(c)

confirms that UBS has complied with the Conflicts Management Policy and the provision of this Agreement regarding Conflicts in relation to that Covered Asset at all times during the relevant period; and

(d)

is signed by the Head of the NCL Unit Management Team (or another member of the NCL Unit Management Team acceptable to the Confederation) and confirms that to the best of his or her knowledge and belief, having made all due and reasonable enquiries, the Conflicts Certificate is true and accurate, fairly presents the Information it contains and is not misleading for the purpose for which it is prepared.

“Conflicts Management Policy” means a written Policy enacted as such in accordance with this Agreement.

“Control” means the ability of a person to determine that the affairs of another person are conducted in accordance with the intentions of the first person by way of (i) the holding of shares or other equity securities; (ii) the possession of voting, appointment or instruction rights; or (iii) in any other way whatsoever (in each case whether directly or indirectly). A person will be conclusively deemed to “control” another person if it holds, directly or indirectly, more than 50% of the voting rights entitled to be cast for the appointment of directors or similar managers. “Controlled” and “Controlling” shall be construed accordingly.

“Costs and Expenses” means any external actual expenses paid by any Group Company, including reasonable third party advisory fees, but excluding any Taxes, VAT or Stamp Duty.

“Counterparty” means:

(a)

in relation to any asset or exposure, a person with an obligation under the terms of that asset or exposure (whether present or future, actual or contingent and as principal, surety, guarantor or otherwise) to pay or repay money to, or for onward transmission to, the person which Owns or otherwise holds that asset or exposure or to whom payments of that asset or exposure are otherwise due, but excluding any person to the extent acting:

(i)	as lender, facility agent, arranger, security trustee, security agent or other finance party with respect to a facility agreement;

(ii)

as holder, trustee, security trustee, security agent, fiscal agent, paying agent, calculation agent, servicer, collateral agent, collateral manager, collateral administrator, cash manager or liquidity provider with respect to a debt instrument; or

(iii)	in a capacity which is analogous to those referred to in sub-paragraphs (i) and (ii) above; and

(b)

in relation to any asset or exposure, a person with a right under the terms of that asset or exposure (whether present or future, actual or contingent) to be paid or repaid money from the person which Owns or otherwise holds that asset or exposure; and

(c)	in relation to any asset or exposure which is a share, equity security or equity interest, the issuer.

“Covered Asset Class” means the following mutually exclusive classes of Covered Assets to which each Covered Asset shall be allocated in the Asset Pool Schedule: (i) residential mortgage, (ii) consumer finance, (iii) bond, (iv) loan, (v) lease finance, (vi) project finance, (vii) leveraged finance, (viii) commercial real estate finance, (ix) structured finance or (x) derivatives, (xi) equity, (xii) FX, (xiii) securitization or (xiv) life.

“Covered Asset Purchaser” means the counterparty or group of counterparties acting as purchaser(s) under a Realisation Documentation.

“Covered Assets” mean assets and exposures of the Asset Pool, to the extent they have not ceased to form part of the Asset Pool pursuant to the terms of the LPG Documents, and excluding in any case any Non-Covered Assets, and “Covered Asset” means one of those assets or exposures.

“Covered Entity” means any legal entity that (i) at the Closing Date was a Wholly Owned member of the CS Group and (ii) continues to be a Wholly Owned Merged Group Company at the time of the Realisation of any Covered Asset Owned by such legal entity, in each case excluding any Excluded Entity.

“CS Book Value” means the valuation of any relevant asset in CSG’s accounts as of 31 March 2023.

“CS Group” or “CS Group Companies” means CSG and each of its Subsidiaries, from time to time, and “CS Group Company” means any of them.

“CSG” means Credit Suisse Group AG (CHE-105.884.494).

“Data Controller” means private persons or federal bodies that decide on the purpose and content of a data file.

“Data Subject” has the meaning given to “data subject” in the FADP.

“Default Interest” has the meaning given to it in paragraph (a) of Clause 23.

“Demand for Payment” has the meaning given to it in paragraph (a) of Clause 9.2.

“Derivatives Instrument” means any Covered Asset which is an instrument that may be an asset or exposure (and which is not an instrument under the terms of which the relevant holder shall only receive payments, such as a security, note, fully drawn loan or similar instrument) under whose terms the relevant Covered Entity may incur a liability, such as a derivative, a commitment under a loan agreement or other similar instrument (and which is not a Hedge).

“Disclosing Party” has the meaning given to it in paragraph (a) of Clause 32.1.1.

“Disclosure Requirement” has the meaning given to it in paragraph (a) of Clause 32.1.3.

“Drawn Portion Fee” has the meaning given to it in paragraph (a) of Clause 21.

“Drawn Portion Fee Rates” has the meaning given to it in paragraph (a) of Clause 21.

“Economically Owned” (and “Economic Ownership”) by one or more Covered Entities, means as regards to an asset or exposure, if those Covered Entities Own the asset or exposure.

“Effective Date” has the meaning given to it in Clause 3.

“Employee” means any employee, director, board member, secondee or contract worker.

“Enforcement Costs” means any Costs and Expenses incurred in connection with Permitted Litigation.

“Exchange Date” means, with respect to an amount to be converted into the Base Currency at the Applicable Exchange Rate, the date on which such Applicable Exchange Rate is being fixed.

“Excluded Entity” means any legal entity (a) with its registered offices, its seat, its principal place of business or with any permanent establishment in an Excluded Jurisdiction or (b) which does not own all material Authorisations required to enable it lawfully to manage, market, distribute, sell, transfer, assign or otherwise dispose of the Covered Assets Owned by it.

“Excluded Jurisdiction” means any Sanctioned Country.

“Excluded Losses and Costs” means any loss, including, without limitation, any Costs and Expenses related to:

(a)	Operational Costs (management, operational, and other similar expenses, including HR restructuring);

(b)	costs of funding, including interest expenses incurred, allocated or dedicated to fund Covered Assets;

(c)	FX structural risk, unless it relates to Hedging Costs of FX Specific Risk Portfolio Hedges;

(d)	interest rate risks resulting from asset liability mismatch of any loan portfolios; and

(e)	any positions listed in Schedule 6 (Additional Excluded Losses and Costs).

“Excluded Person” means any Sanctioned Person.

“Expert” means any independent, internationally recognised firm of public accountants, international investment bank, law firm, risk advisors or any other appropriate person.

“Expert Question” has the meaning given to it in Clause 25.2.

“FADP” means the Federal Act on Data Protection (Bundesgesetz über den Datenschutz) of 19 June 1992, and, as of 1 September 2023, of 25 September 2020 (SR 235.1).

“Federal Additional Liquidity Ordinance” (or “Ordinance”) means the Ordinance on Additional Liquidity Assistance Loans and the Granting of Federal Default Guarantees for Liquidity Assistance Loans from the Swiss National Bank to Systemically Important Banks (Verordnung über zusätzliche Liquiditätshilfe-Darlehen und die Gewährung von Ausfallgarantien des Bundes für die Liquiditätshilfe-Darlehen der Schweizerischen Nationalbank an systemrelevante Banken) of 16 March 2023 (SR 221.301).

“Federal Administrative Court” means the Federal Administrative Court (Bundesverwaltungsgericht) of Switzerland.

“Federal Finance Administration” means the federal finance administration (Eidgenössische Finanzverwaltung) of the Swiss government.

“FINMA” means the Swiss Financial Market Supervisory Authority (Eidgenössische Finanzmarkt-aufsicht).

“FINMA Confirmation” has the meaning given to it in paragraph (b) of Clause 9.

“FINMASA” means the Federal Act on the Swiss Financial Market Supervisory Authority (Bundesgesetz über die Eidgenössische Finanzmarktaufsicht) of 22 June 2007 (SR 956.1).

“FinMIA” means the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 19 June 2015 (SR 958.1).

“Full Termination Notice” has the meaning given to it in Clause 22.3.

“FX Specific Risk Portfolio Hedges” means Hedges covering the currency risk of individual Covered Assets entered into, and maintained, in accordance with paragraph (c) of Clause 10.2.

“Good Faith Statements” has the meaning given to it in paragraph (e) of Clause 14.

“Good Industry Practice” means the level of skill, care, diligence, prudence, foresight, expertise and experience consistent with the standards which would ordinarily be adhered to by a prudent banking institution in the ordinary course of its business, taking account of (i) applicable corporate governance principles, (ii) any published guidance or recommendations (including guidance or recommendations from any Authority) relating to good industry practice in the banking and financial sectors as may be published from time to time, (iii) other guidelines, recommendations, methods, practices or procedures which would be adopted or complied with from time to time by a prudent banking institution in the ordinary course of its business, and (iv) the nature of any asset concerned and its strategic importance (e.g. with respect to the Covered Assets, the fact that they are non-strategic to UBS).

“Governance and Organisational Provisions” means the provisions regarding governance and organisation set forth in Part VI (Governance and Organisational Requirements).

“Governance Policy” means a written statement enacted as such in accordance with this Agreement.

“Government Entity” means:

(a)	the Federal Council, any department, non-departmental public body, governmental unit, Authority or agency of the Confederation (including, without limitation, FINMA);

(b)	any of the Confederation’s federal councilors (Bundesräte);

(c)	any corporate body established by federal statute some or all of the members of which are appointed by the Confederation or a Government Entity pursuant to (a) or (b); and

(d)	any other entity or person directly or indirectly owned by any of the foregoing.

“Gross Realisation Proceeds” has the meaning given to it in paragraph (a) of Clause 7.3.

“Group” or “Group Companies” means UBS and each of its Subsidiaries, from time to time, including, after the Closing of the Merger, CS Group, and “Group Company” means any of them.

“Guaranteed Amount” has the meaning as defined in Clause 9.1.

“Hedges” has the meaning given to it in paragraph (c) of Clause 10.2.

“Hedging Benefits” means any benefits received by the Group and to be calculated as Hedging Benefits in accordance with paragraph (c) of Clause 10.2 in each case on or after the Valuation Date.

“Hedging Costs” means Costs and Expenses paid by the Group and to be calculated as Hedging Costs in accordance with paragraph (c) of Clause 10.2 in each case on or after the Valuation Date.

“Hedging Policy” has the meaning given to it in paragraph (c) of Clause 10.2.

“Holding Company” means, in relation to a person, any other person whose Subsidiary it is.

“Information” means all information of whatever nature and in whatever form, including in writing, orally, electronically and in a visual or machine-readable medium (including CD-ROM, USB Stick or shared folders, magnetic or digital form) and, in relation to any obligation on any person to provide information pursuant to the Loss Protection Guarantee and any other LPG Documents, shall be limited to such information that is within the control of that person; for these purposes information shall be deemed to be within a person’s control if:

(a)	it is within the possession of that person or any of its Affiliates;

(b)	that person or any of its Affiliates has a right to possession of it; or

(c)	that person or any of its Affiliates has a right to inspect or take copies of it.

“Initial CS Difference” means, in respect of any Covered Asset, the amount of any absolute difference between the CS Book Value and the Initial Valuation.

“Initial Valuation” has the meaning given to it in Clause 5.1.

“Level 1 Trigger Event” means that the pro forma Shared Loss Amount of a Portfolio is in excess of 75% of the Loss Budget of that Portfolio or, if no Loss Budget has been agreed upon for such Portfolio, the pro forma Shared Loss Amount of a Portfolio is in excess of 3% of the aggregate amount of all Initial Valuations of that Portfolio.

“Level 2 Trigger Event” means that the pro forma Shared Loss Amount of a Portfolio is in excess of 100% of the Loss Budget of that Portfolio or, if no Loss Budget has been agreed upon for such Portfolio, the pro forma Shared Loss Amount of a Portfolio is in excess of 5% of the aggregate amount of all Initial Valuations of that Portfolio.

“Level 3 Trigger Event” means that the pro forma Shared Loss Amount of all Covered Assets is in excess of 75 % of the Loss Budget for all Covered Assets or, if no Loss Budget has been agreed upon for all Covered Assets, the pro forma Shared Loss Amount of all Covered Assets is in excess of 3% of the aggregate amount of all Initial Valuations of all Covered Assets.

“Level 4 Trigger Event” means that the pro forma Shared Loss Amount of all Covered Assets is in excess of 100% of the Loss Budget for all Covered Assets or, if no Loss Budget has been agreed upon for all Covered Assets, the pro forma Shared Loss Amount of all Covered Assets is in excess of 5% of the aggregate amount of all Initial Valuations of all Covered Assets.

“Litigation” means any litigation, arbitration or administrative proceedings or investigations of, or before, disciplinary or enforcement proceedings by, any court, arbitral body or agency.

“Loss Budget” means the budgeted maximum aggregate Net Loss Amount assigned to a Portfolio and all Covered Assets as agreed by the Parties in accordance with the procedures set out in Clause 6.

“Loss Protection Guarantee” means the loss protection guarantee granted in accordance with this Agreement.

“LPG Document(s)” means this Agreement, any document produced on the basis of it and any other document designated in writing as such by the Parties.

“LPG Document Inaccuracy” has the meaning given to it in Clause 39.

“LPG Principles” has the meaning given to it in Clause 2.2.

“Maintenance Fee” has the meaning given to it in paragraph (a) of Clause 21.

“Major Transaction” means, subject to paragraph (b) of Clause 7.4, a transaction in respect of a Covered Asset where the Net Loss Amount is equal or higher than the higher of (i) (x) CHF 150,000,000 or (y), if lower than CHF 150,000,000, 5 per cent. of the difference of CHF 5,000,000,000 minus the aggregate Net Loss Amounts as of the end of the previous quarter and (ii) CHF 50,000,000.

“Management and Administration” means, in respect of a Covered Asset, any and all conduct (including any decision whether or not to undertake any particular conduct) relating, whether directly or indirectly, to that Covered Asset, including, without limitation:

(a)	the sale, transfer, assignment or other disposal of that Covered Asset;

(b)	the creation or acquisition of an asset or exposure;

(c)	the amendment, replacement or termination of that Covered Asset, including any amendment to any Underlying Documentation;

(d)

any transaction in relation to that Covered Asset (other than a transaction set forth in paragraph (a) or (b)), including the creation of any Security in favour of a party other than another Group Company, the granting of any guarantee, indemnity or collateral by any Covered Entity for the benefit of any person which is not a Group Company for a Covered Asset, the creation of any trust, the conferring or any interest or participation right, the entering into of any agreement in respect of votes or the right to receive dividends or any other return of value, the renunciation or assignment of any right to subscribe for or receive an asset or exposure or any legal or beneficial interest in an asset or exposure, the entering into of any arrangement having the effect of reducing or mitigating a person’s (which is not a Group Company) legal, beneficial or economic interest in a Covered Asset;

(e)

any conduct which will result in an increased commitment, lending or exposure to a Counterparty (or to an Affiliate of a Counterparty), or any determination as to whether or not (or how) such increased commitment, lending or exposure should be created, including through the provision of or making available additional finance;

(f)	any conduct relating to or constituting a recovery (including the taking of, or refraining from taking, any enforcement action);

(g)	the incurrence of, or commitment to incur, any Realisation Expenses or Enforcement Costs; and

(h)	the exercise of any voting or other rights, but in any case excluding any conduct which consists of delivering any notification, report or Information to the Confederation,

and “Manage and Administer” and “Managed and Administered” shall be construed accordingly.

“Material Transaction” means, subject to paragraph (b) of Clause 7.4, a transaction in respect of a Covered Asset, where the Net Loss Amount amounts to at least CHF 30,000,000.

“Merged Group” means UBS and each of its Subsidiaries, from time to time, after the Closing of the Merger, i.e. upon inclusion of the CS Group, and “Merged Group Company” means any of them.

“Merger” has the meaning given to it in preamble (2).

“Modification Notice” has the meaning given to it in paragraph (b) of Clause 39.

“Monitoring and Reporting Provisions” means any relevant monitoring and reporting requirement as set out in Part IV (Monitoring and Reporting) of this Agreement.

“Monitors” has the meaning given to it in paragraph (a) of Clause 16.

“NCL Unit” means the non-core and legacy unit of UBS, being the unit within UBS responsible for the implementation, administration and compliance with UBS’ obligations under the LPG Documents to be set up as described and set forth in Clause 17.1.

“NCL Unit Management Team” has the meaning given to it in Clause 17.2.

“Net Loss Amount” has the meaning given to it in paragraph (a)(ii) of Clause 8.1.

“Net Realisation Proceeds” has the meaning given to it in paragraph (c) of Clause 7.3

“Non-Covered Asset(s)” has the meaning given to it in paragraph (a) of Clause 4.1.2.

“Notice of Dispute” has the meaning given to it in Clause 25.1.

“Notification Report” means any notice required to be delivered to the Confederation according to Clause 14.4.

“Operational Cost” means any cost incurred by the management and/or operation of the Covered Assets and/or of the NCL Unit, including, without limitation, (a) any salaries or other compensation and related benefits of any Employee (including any bonus, commission or severance arrangements or training, payroll taxes, human resources restructuring or travel- or relocation-related expenses), (b) the cost of office space, the rental of and maintenance of furniture and equipment and expenses for data processing (including the purchase or enhancement of data processing systems), (c) any other overhead or general and administrative expenses and (d) any cost or charges for any services in the sense of paragraphs (a) to (c) provided or benefits in the sense of paragraphs (a) to (c) granted by any Group Company to the NCL Unit.

“Operational Losses” means any operational losses incurred by the management and/or operation of the Covered Assets and/or the NCL Unit, including, without limitation, losses in connection with operational process errors, IT losses, fraud, HR issues or any other category covered in operational risk.

“Other Currency” means any currency other than the Base Currency.

“Ownership” means:

(a)	with respect to an asset, legal and beneficial ownership of that asset; and

(b)	with respect to an exposure (including any undrawn availability of funds, whether committed or uncommitted):

(i)

having the contractual liability in respect of that exposure and the right to legal and beneficial ownership of an asset resulting from or in respect of the discharge of, or obligation to discharge, the liability represented by that exposure; or

(ii)	(in the case of an overdraft) having the right to legal and beneficial ownership of an asset resulting from the overdraft being drawn,

provided that where an entity does not have full beneficial ownership of any such asset or exposure (as relevant) as of any date, any such asset or exposure shall only be Owned to the extent of any such beneficial ownership which it does hold, and “Own” / “Owned” shall be construed accordingly, provided that, for the purpose of this definition a person shall be deemed to be the legal owner of an asset if that asset is owned in dematerialised form through a clearing system or a custodian (excluding any such holding through a prime brokerage account or analogous arrangement) on a basis which would, at the time of determination for the purpose of paragraph (a), be regarded in the applicable market as conventional with respect to the ownership of that asset type.

“Partial Termination Assets” has the meaning given to it in paragraph (a) Clause 22.2.

“Partial Termination Notice” has the meaning given to it in Clause 22.2.

“Parties” has the meaning given to it in the preamble of this Agreement.

“Permitted Litigation” means any Litigation initiated by a Group Company for the purposes of the direct enforcement, recovery or protection of:

(a)	any rights under any Underlying Documentation of a Covered Asset; and/or

(b)	any rights under any Realisation Documentation of a Covered Asset.

“Permitted Realisation” has the meaning given to it in paragraph (b) of Clause 7.2.

“Personal Data” has the meaning given to “personal data” in the FADP.

“Plan Proposal” has the meaning given to it in paragraph (a) of Clause 6.

“Policy” means the Asset Management Framework, the Governance Policy, the Hedging Policy and any other policy adopted in accordance with Clause 17.5.

“Portfolio” has the meaning given to it in Clause 4.3.

“Portfolio Hedge” means any assets, agreements, instruments and arrangements that may exist as of the Signing Date or else be entered into by a Covered Entity or any other Group Company from time to time by or in respect of Covered Assets in accordance with paragraph (c) of Clause 10.2, which constitute hedging arrangements in respect of any relevant market or credit risk (including in particular any FX or rates risk) in respect of Covered Assets, including without limitation any credit default swap, FX swap, or interest rate swap, which may be entered into in respect of a portfolio of assets that includes Covered Assets.

“Portfolio Schedule” has the meaning given to it in Clause 4.3.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Statement” has the meaning given to it in Clause 14.2.4.

“Quarterly Statement Data” means the Information contained in the Quarterly Statement Data Fields, comprising certain terms or features of, or matters pertaining to, certain Covered Assets, together with any other Information designated in this Agreement or by the Parties as Quarterly Statement Data.

“Quarterly Statement Data Fields” means the data fields defined by the Parties after the Closing Date which shall include all information reasonably required by the Confederation to monitor compliance with the terms of the LPG Documents.

“Quarterly Statement Date” has the meaning given to it in Clause 14.2.1.

“Quarterly Statement Period” has the meaning given to it in Clause 14.2.2.

“Realisation” means the sale, transfer, assignment or other disposal of a Covered Asset as well as recovery (if any) at maturity or in an insolvency or the liquidation of a Covered Asset or the satisfaction of all terms and obligations of such Covered Asset or other winding-up in full of such Covered Asset, in each case taking place after the Valuation Date. “Realise” and “Realised” shall be construed accordingly.

“Realisation Date” means the date on which the Realisation takes place.

“Realisation Documentation” means all of the agreements and other documentation providing for the terms and conditions of the Realisation, including, without limitation, any sale and purchase agreement.

“Realisation Expenses” means any Costs and Expenses, including fees for any external advisors, as well as any Taxes, VAT or Stamp Duty incurred in connection with any Realisation to the extent these are directly attributable to the relevant Covered Asset.

“Receiving Party” has the meaning given to it in paragraph (a) of Clause 32.1.1.

“Residual Request” has the meaning given to it in paragraph (b) of Clause 7.7.

“Relevant Personal Data” has the meaning given to it in paragraph (a) of Clause 33.

“Relevant Persons” has the meaning given to it in paragraph (b) of Clause 33.

“Residual Positions” has the meaning given to it in paragraph (a) of Clause 7.7.

“Reports” means any Quarterly Statements, Quarterly Statement Data Fields, UBS Standard Reports, Requested Reports and Notifications Reports, in each case including any attachments thereto, and a “Report” means any of them.

“Representations” means the representations and warranties set out in Clause 20 and “Representation” shall be construed accordingly.

“Representatives” means:

(a)	with respect to any person other than the Confederation: directors, officers, Employees, agents, professional advisers, contractors and delegates; and

(b)

with respect to the Confederation: any person listed in article 1 para. 1 of the Federal Act on the Liability of the Federal Government as well as its Civil Servants (Verantwortlichkeitsgesetz) dated 14 March 1958 (SR 170.32).

“Requested Report” means any Information required to be produced and delivered to the Confederation pursuant to paragraph (a) or (b) of Clause 14.1.

“Restricted Conduct” has the meaning given to it in paragraph (b) of Clause 12.

“Sanctioned Country” means a country or territory which is, or whose government is, the subject or target of country-wide or territory wide Sanctions (which, as at the Signing Date, inter alia, include the Crimea region, the non-government controlled areas of Ukraine in the oblasts of Donetsk, Luhansk, Zaporizhzhia and Kherson, Cuba, Iran, North Korea, Sudan, South Sudan and Syria).

“Sanctioned Person” means any person, entity, or any other party, including, without limitation, official or de facto authorities (i) located, domiciled, resident, incorporated or operating in a Sanctioned Country, or (ii) subject to any sanctions lists administrated by any Sanctions Authority, or (iii) owned or controlled by a person, entity or any other party as defined in paragraphs (i) and (ii),

“Sanctions” means any trade, economic or financial sanction laws, regulations, embargoes, or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means Switzerland, the Security Council of the United Nations, the European Union, the member states of the European Union, the United States of America, the United Kingdom, Japan and the governments and official institutions or agencies of any of these.

“Schedule” means any schedule in this Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Set-up Fee” has the meaning given to it in paragraph (a) of Clause 21.

“SFAO” means Swiss Federal Audit Office (Eidgenössische Finanzkontrolle).

“Shared Loss Amount” has the meaning given to it in paragraph (c) of Clause 8.1.

“Shared Loss Discount” has the meaning given to it in paragraph (c) of Clause 7.6.

“Signing Date” means the date of this Agreement.

“SNB” means the Swiss National Bank.

“SOC” has the meaning given to it in paragraph (c) of Clause 17.3.

“Specified Action” means any action or conduct set forth in paragraphs (b), (c), (d) or (e) of the definition of “Management and Administration” other than an action or conduct which relates to a transaction with another Group Company or which is not material to the economic value of the Covered Assets.

“Stamp Duty” means any stamp documentary, registration or capital duty or tax (including stamp duty, stamp duty reserve tax and any other similar duty or similar tax) and any fine, penalty, charge, costs or interest relating thereto, and “Stamp Duties” shall be construed accordingly.

“Static Accounting Standards” means the Accounting Standards as applied for the consolidated financial statements as per 31 December 2022.

“SubA” means the Federal Act on Financial Assistance and Compensation (Bundesgesetz über Finanzhilfen und Abgeltungen) of 5 October 1990 (SR 616.1).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation;

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; or

(d)	which must be consolidated in Group wide financial statements pursuant to the Accounting Standards,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Code of Civil Procedure” means the Swiss Civil Procedure Code (Civil Procedure Code) (Schweizerische Zivilprozessordnung, ZPO) of 19 December 2008 (SR 272).

“Swiss Merger Act” means the Federal Act on Merger, Demerger and Transfer of Assets (Merger Act) (Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung (Fusionsgesetz, FusG)) of 3 October 2003 (SR 221.301).

“Tax” means any tax and any levy, impost, duty or other charge in the nature of taxation (whether of Switzerland or elsewhere in the world) and any fine, penalty, charge, cost or interest relating to any of the foregoing.

“Termination Event” has the meaning given to it in Clause 22.1.

“Transaction Costs” means documented external cost and external expenses, including third party advisory and audit fees, reasonably incurred by the relevant person in connection with the LPG Documents and the Loss Protection Guarantee, including, without limitation:

(a)	the due diligence (financial, commercial, legal, etc.) and the evaluation, assessment and analysis of any parameters relating to the Loss Protection Guarantee;

(b)	the negotiation, finalizing and execution of the LPG Documents and the transactions contemplated thereby;

(c)	monitoring, valuation, governance, maintenance, realization, confirmatory and supervisory actions or tasks relating to the Loss Protection Guarantee or any LPG Document; and

(d)

any other actions relating to the Loss Protection Guarantee or any LPG Document taken before, during or, in relation to continuing obligations under Clause 14.7 only, after the lifetime of the Loss Protection Guarantee.

“UBS” has the meaning given to it in preamble (B).

“UBS Confidential Information” means (i) all Information which the Confederation or any of its Representatives receives or shall have received from a Group Company or any of its Representatives, or from any third party who has received the Information from a Group Company or any of its Representatives, in connection with this Agreement (including all such Information which the Confederation or any of its Representatives prepare which contains or reflects or is generated from such Information) and (ii) all Information relating to or arising from negotiations, discussions and correspondence in connection with the Agreement between (x) the Confederation or any of its Representatives and (y) any Group Company or any of its Representatives, in connection with this Agreement, but excluding in each case any Excluded Information.

“UBS Standard Report” means any standardised, UBS internal reports and report formats containing Information relating to the Loss Protection Guarantee.

“Underlying Documentation” means all of the agreements and other documentation providing for the terms and conditions of a Covered Asset.

“US$” and “U.S. Dollars” denote the lawful currency of the United Stated of America.

“Valuation Date” means 31 May 2023.

“VAT” means value added tax and any tax similar or equivalent to value added tax and other taxes related to sales and the rendering of services.

“Virtual Data Room” means the virtual data room established by or on behalf of CSG, comprising the information relating to the Covered Assets and the Non-Covered Assets, or any replacement site set up by or on behalf of CSG or UBS which satisfies such requirement.

“Voluntary Termination Notice” has the meaning given to it in Clause 22.4.

“Wholly Owned” means, direct or indirect, ownership of the entire equity capital and voting rights of a legal entity. For the purpose of defining whether or not a legal entity is Wholly Owned in accordance with this definition, any non-material equity interests or similar instruments that are owned by Employees or directors of such legal entity in order to comply with Applicable Law are not taken into account.

SCHEDULE 2

Conditions Precedent

Part I: Documents and other evidence to be provided by UBS

1. Corporate Documents

(a)	A notarised copy of the up-to-date excerpt from the commercial register (Handelsregisterauszug) and a notarised copy of the up-to-date articles of association (Statuten) of UBS.

(b)	A copy of a protocol signed by the Chairman of UBS and the minutes keeper confirming that the board of directors of UBS has duly passed resolutions:

(i)	approving the terms of, and the transactions contemplated by, the LPG Documents and resolving that it executes, and performs its obligations under, the LPG Documents to which it is a party; and

(ii)

authorising a specified person or persons to execute the LPG Documents to which it is a party on its behalf and to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the LPG Documents to which it is a party.

2. LPG Documents

This Agreement duly executed by UBS.

3. Other Documents and Evidence

(a)	A certificate signed by an authorised representative of UBS confirming that all Authorisations required for UBS to enter into and perform its obligations under this Agreement have been obtained.

(b)

Evidence that the Closing of the Merger has occurred in the form of a copy of an excerpt from (i) the journal of the commercial register (Tagebuchauszug) prior to publication in the Swiss Official Gazette of Commerce or (ii) the commercial register (Handelsregisterauszug) prior to publication in the Swiss Official Gazette of Commerce.

Part II: Documents and other evidence to be provided by the Confederation

Evidence that the persons signing this Agreement on behalf of the Confederation have the power and authority to legally bind the Confederation.

SIGNATURES

The Swiss Confederation represented by the Federal Department of Finance

Name: Karin Keller-Sutter
Title: Federal Councillor

UBS Group AG

Name:	Name:
Title:	Title: